Exhibit 10.1

OFFICE LEASE

This Office Lease (this “Lease”), dated as of the date set forth in Section 1.1, is made by and between CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and INVENSENSE, INC., a Delaware corporation (“Tenant”). The following exhibits are incorporated herein and made a part hereof: Exhibits A-1, A-2, A-3, A-4 and A-5 (Outlines of Suites 150, 200, 300, 400 and 500); Exhibit B (Work Letter); Exhibit C (Form of Confirmation Letter); Exhibit D (Rules and Regulations); Exhibit E (Judicial Reference); Exhibit F (Additional Provisions); Exhibit F-1 (Tenant’s Monument Signage); Exhibit F-2 (Tenant’s Building Signage); Exhibit G (Certain Common Areas); Exhibit H (Hazardous Materials Disclosure Certificate); and Exhibit I (Reserved Parking Spaces).

1	BASIC LEASE INFORMATION.

1.1 Date:	May 16, 2013

1.2 Premises.

1.2.1 “Building”:	1745 Technology Drive, San Jose, California 95110, commonly known as The Concourse VI.

1.2.2 “Premises”:

Subject to Section 2.1.1, 129,795 rentable square feet of space consisting of (i) 13,904 rentable square feet located on the 1st floor of the Building and commonly known as Suite 100, the outline and location of which is set forth in Exhibit A-1; (ii) 27,820 rentable square feet located on the 2nd floor of the Building and commonly known as Suite 200, the outline and location of which is set forth in Exhibit A-2; (iii) 29,357 rentable square feet located on the 3rd floor of the Building and commonly known as Suite 300, the outline and location of which is set forth in Exhibit A-3; (iv) 29,357 rentable square feet located on the 4th floor of the Building and commonly known as Suite 400, the outline and location of which is set forth in Exhibit A-4, and consisting of (a) 14,679 rentable square feet designated on Exhibit A-4 as “Suite 400A” (“Suite 400-A”) and (b) 14,678 rentable square feet designated on Exhibit A-4 as “Suite 400B” (“Suite 400-B”); and (v) 29,357 rentable square feet located on the 5th floor of the Building and commonly known as Suite 500, the outline and location of which is set forth in Exhibit A-5, and consisting of (a) 14,679 rentable square feet designated on Exhibit A-5 as “Suite 500 - Phase I Space” (the “Suite 500 Phase I Space”), and (b) 14,678 rentable square feet designated on Exhibit A-5 as “Suite 500 - Phase II Space” (the “Suite 500 Phase II Space”). If the Premises include any floor in its entirety, all corridors and restroom facilities located on such Floor shall be considered part of the Premises.

1.2.3 “Property”:

The Building, the parcel(s) of land upon which it is located, and, at Landlord’s discretion, any parking facilities and other improvements serving the Building and the parcel(s) of land upon which such parking facilities and other improvements are located.

1.2.4 “Project”:	The Property or, at Landlord’s discretion, any project containing the Property and any other land, buildings or other improvements.

1.3 Term

1.3.1 Term:	The term of this Lease (the “Term”) shall begin on the Commencement Date and expire on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).

1.3.2 “Commencement Date”:

The earlier of (i) the first date on which Tenant conducts business in the Premises, or (ii) the date on which Landlord tenders possession of the Premises to Tenant with the Tenant Improvement Work (defined in Exhibit B) and the Additional Landlord Work (defined in Exhibit B) Substantially Complete (defined in Exhibit B), which is anticipated to be August 1, 2013.

1.3.3 “Expiration Date”:	The last day of the 77th full calendar month beginning on or after the Commencement Date.

1.4 “Base Rent”:

Period During Term	Monthly Base Rent Per Rentable Square Foot (rounded to the nearest 1000th of a dollar)	Monthly Installment of Base Rent

Commencement Date through last day of 12th full calendar month of Term	$1.177	$152,824.15

13th through 18th full calendar months of Term	$1.714	$222,470.17

19th through 24th full calendar months of Term	$1.965	$254,984.15

25th through 36th full calendar months of Term	$2.281	$296,062.39

37th through 48th full calendar months of Term	$2.349	$304,888.45

49th through 60th full calendar months of Term	$2.420	$314,103.90

61st full calendar month of Term through Expiration Date	$2.492	$323,449.14

Notwithstanding the foregoing:

(a)    if, at any time before the first day of the 13th full calendar month of the Term, Tenant conducts business operations in all or any portion of Suite 400-A, then during the period beginning on the first day of such business operations and ending on the last day of the 12th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $31,559.85 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly);

(b)    if, at any time before the first day of the 13th full calendar month of the Term, Tenant conducts business operations in all or any portion of Suite 400-B, then during the period beginning on the first day of such business operations and ending on the last day of the 12th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $31,557.70 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly);

(c)    if, at any time before the first day of the 19th full calendar month of the Term, Tenant conducts business operations in all or any portion of the Suite 500 Phase I Space, then:

(i)    during the period, if any, beginning on the first day of such business operations and ending on the last day of the 12th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $31,559.85 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly); and

(ii)    during the period beginning on the later of the first day of such business operations or the first day of the 13th full calendar month of the Term and ending on the last day of the 18th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $32,513.99 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly); and

(d)    if, at any time before the first day of the 25th full calendar month of the Term, Tenant conducts business operations in all or any portion of the Suite 500 Phase II Space, then:

(i)    during the period, if any, beginning on the first day of such business operations and ending on the last day of the 12th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $31,557.70 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly); and

(ii)    during the period beginning on the later of the first day of such business operations or the first day of the 13th full calendar month of the Term and ending on the last day of the 24th full calendar month of the Term, the total amount of monthly Base Rent payable for the Premises shall be increased by an amount equal to $32,511.77 per month (and the amount of monthly Base Rent per rentable square foot of the Premises payable hereunder shall be increased accordingly).

Solely for purposes of this Section 1.4, (a) Tenant shall not be deemed to conduct business operations in any space on the fourth (4th) or fifth (5th) floor of the Building solely by reason of Tenant’s storage of furniture in such space; and (b) Tenant shall not be deemed to conduct business operations on the fourth (4th) floor of the Building solely by reason of Tenant’s operation of a lab and/or servers on such floor provided that the space used for such purpose does not exceed 2,000 rentable square feet.

Notwithstanding the foregoing provisions of this Section 1.4, Tenant shall be entitled to an abatement of all Base Rent for the first five (5) full calendar months of the Term.

1.5 “Management Fee”:

A monthly fee equal to 2% of the sum of (a) the monthly installment of Base Rent payable hereunder, plus (b) the monthly installment of Additional Rent (defined in Section 3) for Expenses (defined in Section 4.2.2) and Taxes (defined in Section 4.2.3) payable hereunder. Notwithstanding any contrary provision hereof, the Management Fee shall not be reduced by reason of any abatement of Base Rent or Monthly Rent (defined in Section 3) hereunder.

1.6 “Tenant’s Share”:

Subject to Sections 1.7 and 7.1.2.B, the percentage obtained by dividing the rentable square footage of the Premises by 228,310 rentable square feet (i.e., the total rentable square footage of the Building); provided, however, that solely for purposes of calculating Tenant’s Share:

(a)    the Premises shall not be deemed to include Suite 400-A until the date (the “Suite 400-A Adjustment Date”) that is the earlier of (i) the first day of the 13th full calendar month of the Term, or (ii) the first day on which Tenant conducts business operations in all or any portion of Suite 400-A;

(b)    the Premises shall not be deemed to include Suite 400-B until the date (the “Suite 400-B Adjustment Date”) that is the earlier of (i) the first day of the 13th full calendar month of the Term, or (ii) the first day on which Tenant conducts business operations in all or any portion of Suite 400-B;

(c)    the Premises shall not be deemed to include the Suite 500 Phase I Space until the date (the “Suite 500 Phase I Space Adjustment Date”) that is the earlier of (i) the first day of the 19th full calendar month of the Term, or (ii) the first day on which Tenant conducts business operations in all or any portion of the Suite 500 Phase I Space; and

(d)    the Premises shall not be deemed to include the Suite 500 Phase II Space until the date (the “Suite 500 Phase II Space Adjustment Date”) that is the earlier of (i) the first day of the 25th full calendar month of the Term, or (ii) the first day on which Tenant conducts business operations in all or any portion of the Suite 500 Phase II Space.

Accordingly, Tenant’s Share shall be 31.1335%; provided, however, that:

(a)    during the period beginning on the Suite 400-A Adjustment Date and ending on the last day of the 24th full calendar month of the Term, Tenant’s Share shall be increased by an amount equal to 6.4294%;

(b)    during the period beginning on the Suite 400-B Adjustment Date and ending on the last day of the 24th full calendar month of the Term, Tenant’s Share shall be increased by an amount equal to 6.4290%;

(c)    during the period beginning on the Suite 500 Phase I Space Adjustment Date and ending on the last day of the 24th full calendar month of the Term, Tenant’s Share shall be increased by an amount equal to 6.4294%;

(d)    during the period beginning on the Suite 500 Phase II Space Adjustment Date and ending on the last day of the 24th full calendar month of the Term, Tenant’s Share shall be increased by an amount equal to 6.4290%; and

(e)    from and after the first day of the 25th full calendar month of the Term, Tenant’s Share shall be 56.8503%.

Solely for purposes of this Section 1.6, (a) Tenant shall not be deemed to conduct business operations in any space on the fourth (4th) or fifth (5th) floor of the Building solely by reason of Tenant’s storage of furniture in such space; and (b) Tenant shall not be deemed to conduct business operations on the fourth (4th) floor of the Building solely by reason of Tenant’s operation of a lab and/or servers on such floor provided that the space used for such purpose does not exceed 2,000 rentable square feet.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 1.6, if, at any time before the first day of the 13th full calendar month of the Term, (a) Tenant uses any portion of Suite 400-A for operation of a lab and/or servers but is not then otherwise conducting (and has not otherwise previously conducted) business operations in Suite 400-A as hereinabove described, or (b) Tenant uses any portion of Suite 400-B for operation of a lab and/or servers but is not then otherwise conducting (and has not otherwise previously conducted) business operations in Suite 400-B as hereinabove described, then Tenant’s Share shall be increased by an amount equal to 0.0088%.

1.7 “Permitted Use”:

General office use or any other use that: (a) is limited to design, research and development, engineering, and the operation of electronic labs; (b) is legally permitted; (c) is not a retail use; (d) does not generate (i) foot traffic exceeding that normally associated with general office use, (ii) any noise or odor detectable outside the Premises that is not normally associated with general office use, (iii) any burden on any Building system exceeding that normally associated with general office use, or (iv) any risk to the Building or to the safety or health of its occupants that materially exceeds that normally associated with general office use; (e) does not adversely affect Landlord’s insurance coverage (other than by causing an increase in Landlord’s insurance premiums, in which event Tenant’s Share with respect to such increase shall be 100%, notwithstanding Section 1.6); (f) does not include a wet lab; (g) except as permitted under Section 26, does not involve the introduction, use, storage or disposal of any type or quantity of Hazardous Material (defined in Section 26.1.1(a)) not customarily associated with general office use; and (h) in all other material respects is consistent with a first-class office building. Landlord acknowledges that no Tenant-Insured Improvement (defined in Section 10.2.2) that is described with reasonable specificity in the Approved Space Plan (defined in Section 2.3 of Exhibit B) shall be deemed to violate the Permitted Use.

1.8. “Security Deposit”:	$436,370.79, as more particularly described in Section 21.

Prepaid Base Rent:	$152,824.15, as more particularly described in Section 3.

Prepaid Additional Rent:	$63,580.47, as more particularly described in Section 3.

1.9 Parking:

The Applicable Number (defined below) of unreserved parking spaces, at the rate of $0.00 per space per month. As used in this Section 1.9, “Applicable Number” means, at any time, the number obtained by multiplying (a) the ratio of three (3) per 1,000 rentable square feet, by (b) the rentable square footage of the Premises, and rounding down to the nearest whole number.

10 reserved parking spaces in the location shown on Exhibit I, at the rate of $0.00 per space per month.

1.10 Address of Tenant:	Before the Commencement Date: 1197 Borregas Avenue Sunnyvale, California 94089 Attention: Alan Krock, CFO From and after the Commencement Date: the Premises.

1.11 Address of Landlord:	CA-The Concourse Limited Partnership c/o Equity Office 1740 Technology Drive, Suite 150 San Jose, California 95110 Attention: Concourse Property Manager

with copies to: Equity Office 2655 Campus Drive, Suite 100 San Mateo, California 94403 Attn: Managing Counsel

and Equity Office Two North Riverside Plaza Suite 2100 Chicago, IL 60606 Attn: Lease Administration

1.12 Broker(s):	Cushman & Wakefield of California, Inc., a California corporation (“Tenant’s Broker”), representing Tenant, and CBRE, Inc., a Delaware corporation (“Landlord’s Broker”), representing Landlord.

1.13 Building HVAC Hours and Holidays:

“Building HVAC Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, excluding the day of observation of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and, at Landlord’s reasonable discretion, any other locally or nationally recognized holiday that is observed by other Comparable Buildings (defined in Section 25.10) (collectively, “Holidays”).

1.14 “Transfer Radius”:	None.

1.15 “Tenant Improvements”:	Defined in Exhibit B, if any.

1.16 “Guarantor”:	None.

2	PREMISES AND COMMON AREAS.

2.1	The Premises.

2.1.1    Subject to the terms hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. Landlord and Tenant acknowledge that the rentable square footage of the Premises is as set forth in Section 1.2.2 and the rentable square footage of the Building is as set forth in Section 1.6. At any time Landlord may deliver to Tenant a notice substantially in the form of Exhibit C, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by notice to Landlord, reasonably object to) such notice within 10 business days after receiving it.

2.1.2    Except as expressly provided herein (including in Exhibit B), the Premises are accepted by Tenant in their configuration and condition existing on the date hereof, without any obligation of Landlord to perform or pay for any alterations to the Premises, and without any representation or warranty regarding the configuration or condition of the Premises, the Building or the Project or their suitability for Tenant’s business.

2.1.3    Landlord represents and warrants to Tenant that, as of the date hereof, Landlord has not received written notice from any governmental agency (and Landlord does not otherwise have actual knowledge, without any duty of inquiry) that (a) the existing configuration or condition of the Premises violates applicable Law, (b) any Mold Condition (defined in Section 26.2) currently exists, or (c) any Mold Event (defined in Section 26.2) has occurred within the 36-month period ending on the date hereof.

 2.1.4    If, on the Commencement Date, (a) any portion of the roof, the exterior walls or windows of the Building, the Base Building (other than the Excluded Elements (defined below)) or the Common Areas fails to operate in accordance with any applicable design specifications or otherwise is in need of repair (other than by reason of (i) a Casualty (defined in Section 11) occurring on the Commencement Date, or (ii) an Act of Tenant (defined in Section 10.1)); or (b) without limiting the preceding clause (a), the roof of the Building is not water tight or is otherwise in need of repair (other than by reason of (i) a Casualty occurring on the Commencement Date, or (ii) an Act of Tenant), then Landlord, at its expense (which shall not be included in Expenses), shall promptly correct such defect and/or perform such repair. As used herein, “Excluded Elements” means, collectively, (x) interior lighting (including switches, light bulbs and ballasts), and (y) HVAC distribution components or systems (including VAV boxes, ducting, diffusers and distribution lines).

 2.1.5    Landlord represents and warrants to Tenant that, as of the date hereof, general office use is permitted in the Premises under local zoning laws.

2.2    Common Areas.  Tenant may use, in common with Landlord and other parties and subject to the Rules and Regulations (defined in Exhibit D), any portions of the Property (including the Parking Facility (defined in Section 24) and the common walkways, entrances, corridors, stairways, loading areas and similar facilities) that are designated from time to time by Landlord for such use (the “Common Areas”). Without limitation, the Common Areas shall in any event include a reception area and a shipping-and-receiving area, each substantially as shown on Exhibit G.

3        RENT.  Tenant shall pay all Base Rent and Additional Rent (defined below) (collectively, “Rent”) to Landlord or Landlord’s agent, without prior notice or demand (except as may be expressly provided herein) or any setoff or deduction, at the place Landlord may designate from time to time, in money of the United States of America that, at the time of payment, is legal tender for the payment of all obligations. As used herein, “Additional Rent” means all amounts, other than Base Rent, that Tenant is required to pay Landlord hereunder. Monthly payments of Base Rent and monthly payments of Additional Rent for Expenses (defined in Section 4.2.2), Taxes (defined in Section 4.2.3) and Management Fees (collectively, “Monthly Rent”) shall be paid in advance on or before the first day of each calendar month during the Term; provided, however, that the installment of Base Rent for the first full calendar month for which Base Rent is payable hereunder and the installment of Additional Rent for Expenses, Taxes and Management Fees for the first full calendar month for which such Additional Rent is payable hereunder shall be paid upon Tenant’s execution and delivery hereof. Except as otherwise provided herein, all other items of Additional Rent shall be paid within 30 days after Landlord’s request for payment. Rent for any partial calendar month shall be prorated based on the actual number of days in such month. Without limiting Landlord’s other rights or remedies, (a) if any installment of Rent is not received by Landlord or its designee within five (5) business days after its due date, Tenant shall pay Landlord a late charge equal to the lesser of (i) 5% of the overdue amount, or (ii) $500.00 (provided, however, that such late charge shall not apply to any such delinquency unless either (x) such delinquency is not cured within five (5) business days after notice from Landlord, or (y) Tenant previously received notice from Landlord of a delinquency that occurred earlier in the same calendar year); and (b) any Rent that is not paid within 10 days after its due date shall bear interest, from its due date until paid, at the lesser of 10% per annum or the highest rate permitted by Law (defined in Section 5). Except as may be expressly provided herein, Tenant’s covenant to pay Rent is independent of every other covenant herein.

4	EXPENSES AND TAXES.

4.1        General Terms.  In addition to Base Rent, Tenant shall pay, in accordance with Section 4.4, for each Expense Year (defined in Section 4.2.1), an amount equal to the sum of (a) Tenant’s Share of Expenses for such Expense Year, plus (b) Tenant’s Share of Taxes for such Expense Year. Tenant’s Share of Expenses and Tenant’s Share of Taxes for any partial Expense Year shall be prorated based on the number of days in such Expense Year.

4.2        Definitions.  As used herein, the following terms have the following meanings:

 4.2.1        “Expense Year” means each calendar year in which any portion of the Term occurs.

 4.2.2        “Expenses” means all commercially reasonable expenses, costs and amounts that are incurred by Landlord during (or in the case of capital expenditures, are otherwise allocable hereunder to) any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Property. Expenses shall include, in each case to the extent commercially reasonable, (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining and renovating the utility, telephone, mechanical, sanitary, storm-drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, the cost of contesting any Laws that may affect Expenses, and the costs of complying with any governmentally-mandated transportation-management or similar program; (iii) the cost of all insurance premiums and deductibles; (iv) the cost of landscaping and re-lamping; (v) the cost of parking-area operation, repair, restoration, and maintenance; (vi) fees and costs, including consulting fees, legal fees and accounting fees, of all third-party contractors and consultants in connection with the management, operation, maintenance and repair of the Property; (vii) the fair rental value of any management office space, to the extent reasonably allocable to the Property; (viii) wages, salaries and other compensation, expenses and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Property, and costs of training, uniforms, and employee enrichment for such persons, in each case to the extent reasonably allocable to the Property; (ix) the costs of operation, repair, maintenance and replacement of all systems and equipment (and components thereof) of the Property; (x) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xi) rental or acquisition costs of supplies, tools, equipment, materials and personal property used in the maintenance, operation and repair of the Property (provided, however, that if any of such supplies, tools, equipment, materials or personal property (a) would be deemed a capital expenditure under generally accepted accounting principles, (b) is not needed in connection with normal repairs and maintenance of permanent systems, and (c) either (1) is not used in providing janitorial services or similar services, or (2) is affixed to the Building, then the determination of whether the rental or acquisition cost of such item may be included in Expenses shall be governed by clause (xii) below); (xii) the cost of capital improvements or any other items that are (A) intended to effect economies in the operation or maintenance of the Property, reduce current or future Expenses, or enhance the safety or security of the Property or its occupants, (B) replacements or modifications of the nonstructural portions of the Base Building or Common Areas that are reasonably required to keep the Base Building or Common Areas in good order or condition, or (C) required under any Law (except to the extent that such Law was in effect and required the installation of such capital improvements or other items before the Commencement Date); (xiii) [Intentionally Omitted]; and (xiv) payments required under any existing or future reciprocal easement agreement, transportation management agreement, cost-sharing agreement or other covenant, condition, restriction or similar instrument affecting the Property.

Notwithstanding the foregoing, Expenses shall not include:

(a) capital expenditures not described in clauses (xi) or (xii) above (in addition, any capital expenditure included in Expenses shall be amortized (including actual or imputed interest on the amortized cost) over the lesser of (i) the useful life of the item purchased through such capital expenditure, as reasonably determined by Landlord, or (ii) the period of time that Landlord reasonably estimates will be required for any Expense savings resulting from such capital expenditure to equal such capital expenditure; provided, however, that any capital expenditure that is included in Expenses solely on the grounds that it is intended to reduce current or future Expenses shall be so amortized over the period of time described in the preceding clause (ii));

(b) depreciation;

(c) payments (including principal and interest payments) of mortgage or other non-operating debts of Landlord;

(d) costs of repairs to the extent Landlord is reimbursed by insurance or condemnation proceeds;

(e) costs of leasing any portion of the Building, including brokerage commissions, lease concessions, rental abatements and construction allowances granted to specific tenants, and costs of constructing tenant improvements or otherwise renovating, refurbishing or decorating space for specific tenants;

(f) costs of selling, financing or refinancing (including costs of any lawsuit with any buyer or mortgagee of) all or any portion of the Property;

(g) fines, penalties or interest resulting from late payment of Taxes or Expenses;

(h) organizational expenses of creating or operating the entity that constitutes Landlord;

(i) damages paid to Tenant hereunder or to other tenants of the Property under their respective leases;

(j) costs of services or benefits made available to other tenants of the Building but not to Tenant;

(k) any expense for which Landlord is entitled to receive reimbursement from a third party (other than from a tenant of the Building pursuant to its lease), except to the extent it would not be fiscally prudent to pursue legal action to recover such expense;

(l) any expense for which Landlord is entitled to be reimbursed by another tenant of the Building pursuant to its lease (other than through payment of operating costs or expenses);

(m) fines, penalties or other costs (other than insurance deductibles) resulting from any violations of Law, negligence or willful misconduct of any tenant of the Building or of Landlord or any of its employees, agents or contractors;

(n) attorney’s fees and other expenses incurred in connection with any negotiation or dispute, other than any dispute that (i) is with a party providing labor, materials or services the cost of which is included in Expenses, and (ii) relates to such labor, materials or services;

(o) amounts (other than management fees) paid to Landlord’s affiliates for goods or services, but only to the extent such amounts exceed the fair market prices charged for such goods or services by parties having similar skill and experience;

(p) ground lease rental;

(q) costs resulting from the presence of Hazardous Materials in amounts or conditions that violate applicable Law, except for costs of routine cleanup performed as part of the ordinary operation and maintenance of the Property;

(r) wages, salaries, fees or fringe benefits (“Labor Costs”) paid to personnel of Landlord above the levels of property manager and general manager (provided, however, that if such individuals provide services directly related to the operation, maintenance or ownership of the Property that, if provided directly by a property manager or general manager or his or her general support staff, would normally be chargeable as an operating expense of a Comparable Building, then the Labor Costs of such individuals may be included in Expenses to the extent of the percentage of their time that is spent providing such services to the Property);

(s) reserves;

(t) advertising, marketing, promotional and entertainment expenses, and costs of signs in or on the Building identifying the owner of the Building;

(u) costs of purchasing or leasing major sculptures, paintings or other artwork (as opposed to decorations purchased or leased by Landlord for display in the Common Areas of the Building);

(v) co-insurance payments;

(w) Landlord’s charitable and political contributions;

(x) costs of curing defects in design or construction (as distinguished from repair) of the Property;

(y) costs that Landlord is entitled to recover under a warranty, except to the extent it would not be fiscally prudent to pursue legal action to recover such costs;

(z) rent for office space occupied by Building management personnel to the extent (i) such rent exceeds the fair rental value of such office space, (ii) the size of such office space exceeds 2,000 rentable square feet, or (iii) such rent is otherwise not reasonably allocable to the Premises;

(aa) insurance deductibles other than (a) earthquake insurance deductibles up to the amount (the “Annual Limit”) of 0.5% of the total insurable value of the Property per occurrence (provided, however, that, notwithstanding any contrary provision hereof, if, for any occurrence, the earthquake insurance deductible exceeds the Annual Limit, then, after such deductible is included (up to the Annual Limit) in Expenses for the applicable Expense Year, such excess may be included (up to the Annual Limit) in Expenses for the immediately succeeding Expense Year, and any portion of such excess that is not so included in Expenses for such immediately succeeding Expense Year may be included (up to the Annual Limit) in Expenses for the next succeeding Expense Year, and so on with respect to each Expense Year; provided further, however, that in no event shall the portions of such deductible that are included in Expenses for any one or more Expense Years exceed, in the aggregate, 5.0% of the total insurable value of the Property), and (b) any other insurance deductibles up to $50,000.00 per occurrence;

(bb) costs incurred before the last day of the sixth (6th) month of the Term to repair any defect in the Base Building (other than Excluded Elements) or the roof of the Building, excluding any repair made necessary by (i) any Act of Tenant, or (ii) any Casualty occurring on or after the Commencement Date;

(cc) the Management Fee or any other management fee (it being agreed that, as used herein, “management fee” does not include any costs – such as salaries, hourly labor costs, and telephone bills – that would customarily be reimbursed to the manager under a third-party management agreement);

(dd) costs resulting from a Taking (defined in Section 13);

(ee) insurance premiums or deductibles other than for (i) insurance that Landlord is required to maintain under this Lease; (ii) earthquake and terrorism insurance; and (iii) any other insurance that is generally maintained by owners of Comparable Buildings;

(ff) any increase in insurance premiums resulting from use of the Building other than for general office use;

(gg) costs and expenses (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with negotiations or disputes with (i) any Landlord Party (defined in Section 10.1), or (ii) any leasing agent of Landlord;

(hh) any cost of repairing damage resulting from a Casualty, other than (i) any insurance deductible (subject to clause (aa) above), and (ii) if such damage is not covered by Landlord’s insurance (as determined without regard to any deductible), any portion of such cost that does not exceed the maximum amount of the insurance deductible for such damage that would not have been excluded from Expenses under clause (aa) above if such damage had been covered by Landlord’s insurance; or

(ii) costs to repair, replace, restore or maintain the structural portions of the Building (as distinguished from the roof membrane, exterior windows and cladding, and any similar components of the Building that are affixed to the structure of the Building and designed to protect the structural and other portions of the Building from the elements), other than costs of repairing damage resulting from a Casualty (subject to clause (hh) above).

If, during any portion of any Expense Year, the Building is not 100% occupied (or a service provided by Landlord to Tenant is not provided by Landlord to a tenant that provides such service itself), variable Expenses for such Expense Year shall be determined as if the Building had been 100% occupied (and all services provided by Landlord to Tenant had been provided by Landlord to all tenants) during such portion of such Expense Year. If a tenant of the Building reimburses Landlord on a separately measured basis, and not through payment of operating costs or expenses, for a service that is provided by Landlord to Tenant without reimbursement outside of Expenses, then, for purposes of the preceding sentence, such service shall be deemed to be provided to such tenant by such tenant itself and not by Landlord.

Landlord shall keep its books and records relating to Expenses in accordance with generally accepted accounting principles, consistently applied.

4.2.3        “Taxes” means all federal, state, county or local governmental or municipal taxes, fees, charges, assessments, levies, licenses or other impositions, whether general, special, ordinary or extraordinary, that are incurred during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing or operation of the Property. Taxes shall include (a) real estate taxes; (b) general and special assessments; (c) transit taxes; (d) leasehold taxes; (e) personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems, appurtenances, furniture and other personal property used in connection with the Property; (f) any tax on the gross rent, right to gross rent or other gross income from any portion of the Property or as against the business of leasing any portion of the Property; and (g) any assessment, tax, fee, levy or charge imposed by any governmental agency, or by any non-governmental entity pursuant to any private cost-sharing agreement, in order to fund the provision or enhancement of any fire-protection, street-, sidewalk- or road-maintenance, refuse-removal or other service that is (or, before the enactment of Proposition 13, was) normally provided by governmental agencies to property owners or occupants without charge (other than through real property taxes). Any costs and expenses (including reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Taxes shall be included in Taxes for the year in which they are incurred. Notwithstanding any contrary provision hereof, Taxes shall be determined without regard to any “green building” credit and shall exclude (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, transfer taxes, estate taxes, federal and state income taxes, and other taxes to the extent such other taxes are (x) applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property), or (y) measured solely by the square footage, rent, fees, services, tenant allowances or similar amounts, rights or obligations described or provided in or under any particular lease, license or similar agreement or transaction at the Building; (ii) any Expenses, and (iii) any items required to be paid or reimbursed by Tenant under Section 4.5. Notwithstanding the foregoing, if Landlord receives a “green building” credit against Taxes for any Expense Year as a result, in whole or in part, of Landlord’s incurrence of any amount(s) included in Expenses for any Expense Year(s) (collectively, the “Tenant-Paid Cost”), then, to the extent such credit is fairly attributable to the Tenant-Paid Cost, Taxes for such Expense Year shall be reduced by the lesser of (x) the amount of such credit, or (y) the Tenant-Paid Cost. If any assessment included in Taxes can be paid by Landlord in installments, such assessment shall not be included in Taxes in any calendar year in an amount exceeding that which would be included in Taxes in such calendar year if such assessment were paid in the maximum number of installments permitted by Law.

4.3        Allocation.  Landlord, in its reasonable discretion, may equitably allocate Expenses among office, retail or other portions or occupants of the Property. If Landlord incurs (a) Taxes for the Property together with another property, or (b) Expenses for the Property together with another property under a third-party contract that does not allocate such Expenses between the Property and such other property, then Landlord shall reasonably and equitably allocate such shared Taxes or Expenses between the Property and such other property.

4.4        Calculation and Payment of Expenses and Taxes.

 4.4.1        Statement of Actual Expenses and Taxes; Payment by Tenant.  Landlord shall give to Tenant, after the end of each Expense Year, a statement (the “Statement”) setting forth the actual Expenses and Taxes for such Expense Year. If the amount paid by Tenant for such Expense Year pursuant to Section 4.4.2 is less or more than the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes (as such amounts are set forth in such Statement), Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next coming due hereunder at least 30 days after Landlord’s delivery of such Statement; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after delivery of such Statement. Landlord shall use reasonable efforts to deliver the Statement on or before May 31 of the calendar year immediately following the Expense Year to which it applies. Any failure of Landlord to timely deliver the Statement for any Expense Year shall not diminish either party’s rights under this Section 4.

 4.4.2        Statement of Estimated Expenses and Taxes.  Landlord shall give to Tenant, for each Expense Year, a statement (the “Estimate Statement”) setting forth Landlord’s reasonable estimates of the Expenses (the “Estimated Expenses”) and Taxes (the “Estimated Taxes”) for such Expense Year. Upon receiving an Estimate Statement, Tenant shall pay, with its next installment of Base Rent coming due at least 30 days after such receipt, an amount equal to the excess of (a) the amount obtained by multiplying (i) the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes (as such amounts are set forth in such Estimate Statement), by (ii) a fraction, the numerator of which is the number of months that have elapsed in the applicable Expense Year (including the month of such payment) and the denominator of which is 12, over (b) any amount previously paid by Tenant for such Expense Year pursuant to this Section 4.4.2. Until Landlord delivers a new Estimate Statement (which Landlord may do at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the sum of Tenant’s Share of the Estimated Expenses plus Tenant’s Share of the Estimated Taxes, as such amounts are set forth in the previous Estimate Statement. Any failure of Landlord to timely deliver any Estimate Statement shall not diminish Landlord’s rights to receive payments and revise any previous Estimate Statement under this Section 4. Notwithstanding any contrary provision hereof, Landlord shall not deliver more than two (2) Estimate Statements for any Expense Year.

 4.4.3        Retroactive Adjustment of Taxes.  Notwithstanding any contrary provision hereof (but subject to the last sentence of Section 4.2.3), if, after Landlord’s delivery of any Statement, an increase or decrease in Taxes occurs for the applicable Expense Year (whether by reason of reassessment, error, or otherwise), Taxes for such Expense Year shall be retroactively adjusted. If, as a result of such adjustment, it is determined that Tenant has under- or overpaid Tenant’s Share of such Taxes, Tenant shall pay Landlord the amount of such underpayment, or receive a credit in the amount of such overpayment, with or against the Rent next coming due hereunder at least 30 days after Tenant’s receipt of notice of such adjustment; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Tenant shall pay Landlord the amount of such underpayment, or Landlord shall pay Tenant the amount of such overpayment (less any Rent due), within 30 days after such adjustment is made.

 4.4.4        Tax Appeal.    Landlord shall use commercially reasonable efforts to file and pursue any appeal of Taxes that Landlord determines in good faith is required by prudent management practices.

4.5        Charges for Which Tenant Is Directly Responsible.  Notwithstanding any contrary provision hereof, Tenant shall, promptly upon demand, pay (or if paid by Landlord, reimburse Landlord for) each of the following to the extent levied against Landlord or Landlord’s property: (a) any tax based upon or measured by (i) the cost or value of Tenant’s trade fixtures, equipment, furniture or other personal property, or (ii) the cost or value of the Leasehold Improvements (defined in Section 7.1.1) to the extent such cost or value exceeds that of a Building-standard build-out, as reasonably determined by Landlord; (b) any rent tax, sales tax, service tax, transfer tax, value added tax, use tax, business tax, gross income tax, gross receipts tax, or other tax, assessment, fee, levy or charge measured solely by the square footage, Rent, services, tenant allowances or similar amounts, rights or obligations described or provided in or under this Lease; (c) any tax assessed upon the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of any portion of the Property; and (d) any tax assessed on this transaction or on any document to which Tenant is a party that creates an interest or estate in the Premises.

4.6        Books and Records.  Within 180 days after receiving any Statement (the “Review Notice Period”), Tenant may give Landlord notice (“Review Notice”) stating that Tenant elects to review Landlord’s calculation of the Expenses and/or Taxes for the Expense Year to which such Statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Within a reasonable time after receiving a timely Review Notice (and, at Landlord’s option, an executed confidentiality agreement as described below), Landlord shall deliver to Tenant, or make available for inspection at a location reasonably designated by Landlord, copies of such records. Within 90 days after such records are made available to Tenant (the “Objection Period”), Tenant may deliver to Landlord notice (an “Objection Notice”) stating with reasonable specificity any objections to the Statement, in which event Landlord and Tenant shall work together in good faith to resolve Tenant’s objections. Tenant may not deliver more than one Review Notice or more than one Objection Notice with respect to any Expense Year. If Tenant fails to give Landlord a Review Notice before the expiration of the Review Notice Period or fails to give Landlord an Objection Notice before the expiration of the Objection Period, Tenant shall be deemed to have approved the Statement. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the State of California and its fees shall not be contingent, in whole or in part, upon the outcome of the review. Tenant shall be responsible for all costs of such review; provided, however, that if the sum of Expenses and Taxes for the Expense Year in question was overstated by more than 5%, Landlord, within 30 days after receiving paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review. The records and any related information obtained from Landlord shall be treated as confidential, and as applicable only to the Premises, by Tenant, its auditors, consultants, and any other parties reviewing the same on behalf of Tenant (collectively, “Tenant’s Auditors”). Before making any records available for review, Landlord may require Tenant and Tenant’s Auditors to execute a reasonable confidentiality agreement, in which event Tenant shall cause the same to be executed and delivered to Landlord within 30 days after receiving it from Landlord, and if Tenant fails to do so, the Objection Period shall be reduced by one day for each day by which such execution and delivery follows the expiration of such 30-day period. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Statement if any Rent remains unpaid past its due date. If, for any Expense Year, Landlord and Tenant determine that the sum of Tenant’s Share of the actual Expenses plus Tenant’s Share of the actual Taxes is less or more than the amount reported, Tenant shall receive a credit in the amount of its overpayment against Rent then or next due hereunder, or pay Landlord the amount of its underpayment with the Rent next due at least 30 days thereafter; provided, however, that if this Lease has expired or terminated and Tenant has vacated the Premises, Landlord shall pay Tenant the amount of its overpayment (less any Rent due), or Tenant shall pay Landlord the amount of its underpayment, within 30 days after such determination.

5	USE; COMPLIANCE WITH LAWS.

5.1        Tenant shall not (a) use the Premises for any purpose other than the Permitted Use, or (b) do anything in or about the Premises that violates any of the Rules and Regulations, unreasonably interferes with, injures or annoys other occupants of the Building, or constitutes a nuisance. Tenant, at its expense (subject to Exhibit B), shall comply with all Laws relating to (i) the operation of its business at the Project, (ii) the use, condition, configuration or occupancy of the Premises, or (iii) the Building systems located in or exclusively serving the Premises; provided, however, that nothing in this sentence shall be deemed to require Tenant to make any change to any Common Area, the Building structure, or any Building system located outside of and not exclusively serving the Premises. If, in order to comply with any such Law, Tenant must obtain or deliver any permit, certificate or other document evidencing such compliance, Tenant shall provide a copy of such document to Landlord promptly after obtaining or delivering it. If a change to any Common Area, the Building structure, or any Building system located outside of and not exclusively serving the Premises becomes required under Law (or if any such requirement is enforced) as a result of any Tenant-Insured Improvement, the installation of any trade fixture, or any particular use of the Premises (as distinguished from general office use), then, subject to Exhibit B, Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 3% of the cost of such change. As used herein, “Law” means any existing or future law, ordinance, regulation or requirement of any governmental authority having jurisdiction over the Project or the parties.

5.2        Landlord, at its expense (subject to Section 4), shall cause the Base Building and the Common Areas to comply with all Laws to the extent that such compliance is necessary for Tenant to use the Premises for general office use in a normal and customary manner and for Tenant’s employees and visitors to have reasonably safe access to and from the Premises; provided, however, that Landlord shall not be required to cause or pay for such compliance to the extent that Tenant is required to cause or pay for such compliance under Section 5.1 or 7.3 or any other provision hereof. Notwithstanding the foregoing, Landlord may contest any alleged violation in good faith, including by applying for and obtaining a waiver or deferment of compliance, asserting any defense allowed by Law, and appealing any order or judgment to the extent permitted by Law; provided, however, that (i) no cost or liability shall be imposed upon Tenant (unless Landlord agrees to indemnify, defend and hold the Tenant Parties (defined in Section 10.1) harmless from and against such cost or liability) as a result of such contest, and (ii) after exhausting any rights to contest or appeal, Landlord shall perform any work necessary to comply with any final order or judgment.

6	SERVICES.

6.1    Standard Services.    Landlord shall provide the following services on all days (unless otherwise stated below): (a) subject to limitations imposed by Law, customary heating, ventilation and air conditioning (“HVAC”) in season during Building HVAC Hours; (b) electricity supplied by the applicable public utility, stubbed to the Premises; (c) water supplied by the applicable public utility (i) for use in lavatories and any drinking facilities located in Common Areas within the Building, and (ii) stubbed to the Building core for use in any plumbing fixtures located in the Premises; (d) subject to Section 6.4, janitorial services to the Premises, except on weekends and Holidays; (e) elevator service (subject to scheduling by Landlord, and payment of Landlord’s standard usage fee, for any freight service); and (f) access to the Building for Tenant and its employees, 24 hours per day/7 days per week, subject to the terms hereof and such security or monitoring systems as Landlord may reasonably impose, including sign-in procedures and/or presentation of identification cards.

6.2    Above-Standard Use.    Landlord shall provide HVAC service outside Building HVAC Hours if Tenant gives Landlord such prior notice and pays Landlord such hourly cost per zone as Landlord may require. Tenant shall not, without Landlord’s prior consent, use equipment that may affect the temperature maintained by the air conditioning system or consume above-Building-standard amounts of any water furnished for the Premises by Landlord pursuant to Section 6.1. If Tenant’s consumption of electricity or water exceeds the rate Landlord reasonably deems to be standard for the Building, Tenant shall pay Landlord, upon billing, the cost of such excess consumption, including any costs of installing, operating and maintaining any equipment that is installed in order to supply or measure such excess electricity or water. For purposes of the preceding sentence, any consumption of electricity in a computer server room shall be deemed to exceed the standard rate for the Building. The connected electrical load of Tenant’s incidental-use equipment shall not exceed the Building-standard electrical design load, and Tenant’s electrical usage shall not exceed the capacity of the feeders to the Project or the risers or wiring installation.

6.3    Interruption.    Subject to Section 11, any failure to furnish, delay in furnishing, or diminution in the quality or quantity of any service resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure (each, a “Service Interruption”) shall not render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder. Notwithstanding the foregoing, if all or a material portion of the Premises is made untenantable or inaccessible for more than the Applicable Number (defined below) of consecutive business days after notice from Tenant to Landlord by a Service Interruption that does not result from a Casualty, a Taking (defined in Section 13) or an Act of Tenant (defined in Section 10.1), then, as Tenant’s sole remedy, Monthly Rent shall abate for the period beginning on the day immediately following such Applicable Number of consecutive business days and ending on the day such Service Interruption ends, but only in proportion to the percentage of the rentable square footage of the Premises made untenantable or inaccessible and not occupied by Tenant. As used in this Section 6.3, “Applicable Number” means (a) five (5), if Landlord can correct the Service Interruption through reasonable efforts, or (b) 20, if Landlord cannot correct the Service Interruption through reasonable efforts. For purposes of this Section 6.3, a portion of the Premises shall be deemed “untenantable” if and only if it cannot reasonably be used in a normal manner for the Permitted Use.

6.4    Janitorial Service to Premises.    At any time during the Term, Tenant, upon 45 days’ prior notice to Landlord, may elect to provide janitorial service to the Premises, in which event (a) Landlord shall no longer be required to provide janitorial service to the Premises as provided in clause (d) of Section 6.1; and (b) the following provisions of this Section 6.4 shall apply. Tenant, at its expense, shall provide all trash-disposal, janitorial, cleaning and pest-control services to the interior of the Premises, on a regular basis, so that the Premises are kept in a reasonably neat, clean and pest-free condition. Without limiting the foregoing, trash, garbage and other waste shall be kept only in sanitary containers installed by Tenant in the Premises, and all containers and equipment in the Premises for the storage or disposal of such materials shall be kept in a clean and sanitary condition. All trash, garbage and other waste collected in the Premises, when removed by Tenant from the Premises, shall be deposited in containers provided by Landlord for such purpose in the Common Areas, subject to such reasonable rules and procedures as Landlord may establish from time to time. Landlord shall have no obligation to provide trash-disposal, janitorial, cleaning or pest-control services to the interior of the Premises, and the incremental cost of providing such services to the interiors of other tenant suites shall be excluded from Expenses.

7	REPAIRS AND ALTERATIONS.

7.1	Repairs.

7.1.1        Tenant’s Obligations. Subject to Sections 7.1.2.B, 11 and 13, Tenant, at its expense, shall perform all maintenance and repairs (including replacements) to the Premises, and keep the Premises in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Tenant’s maintenance and repair obligations shall include (a) all leasehold improvements in the Premises, whenever and by whomever installed or paid for, including any Tenant Improvements, any Alterations (defined in Section 7.2), and any leasehold improvements installed pursuant to any prior lease, but excluding the Base Building (the “Leasehold Improvements”); (b) all supplemental heating, ventilation and air conditioning units, kitchens (including hot water heaters, dishwashers, garbage disposals, insta-hot dispensers, and plumbing) and similar facilities exclusively serving the Premises, whether located inside or outside of the Premises, and whenever and by whomever installed or paid for; and (c) all Lines (defined in Section 23) and trade fixtures. Notwithstanding the foregoing, if a Default or emergency exists by reason of Tenant’s failure to perform such maintenance or repairs, Landlord may, at its option, perform such work on Tenant’s behalf, in which case Tenant shall pay Landlord, upon demand, the cost of such work plus a coordination fee equal to 5% of such cost.

7.1.2        Landlord’s Obligations.

    A.        Landlord shall perform all maintenance and repairs to (i) the roof and exterior walls and windows of the Building, (ii) the Base Building, and (iii) the Common Areas. As used herein, “Base Building” means the structural portions of the Building, together with all mechanical (including HVAC), electrical, plumbing and fire/life-safety systems serving the Building in general, whether located inside or outside of the Premises.

    B.        Notwithstanding Section 7.1.1, Landlord, upon Tenant’s request, shall perform any necessary repair or replacement of any item described in clauses (a) or (b) of the second sentence of Section 7.1.1, but only if (i) Landlord does not have the right to require Tenant to remove such item at the expiration or earlier termination hereof; and (ii) such repair or replacement (a) is capital in nature, and (b) is not made necessary by any Act of Tenant or any Tenant-Insured Improvement. The reasonable cost of any such repair or replacement shall be included in Expenses; provided, however, that (i) such cost shall be amortized (including actual or imputed interest thereon) over the useful life of such repair or replacement, as reasonably determined by Landlord; and (ii) Tenant’s Share with respect to such cost shall be 100% (notwithstanding Section 1.6).

    C.        In performing any maintenance or repair under this Section 7.1, Landlord shall use commercially reasonable efforts to minimize any disruption of Tenant’s use of the Property.

7.1.3        No Release from Liability. Nothing in this Section 7.1 shall be deemed to release any Landlord Party (defined in Section 10.1) or any Tenant Party from liability for any negligence, willful misconduct or breach of this Lease.

7.2        Alterations.    Tenant may not make any improvement, alteration, addition or change to the Premises or to any mechanical, plumbing or HVAC facility or other system serving the Premises (an “Alteration”) without Landlord’s prior consent, which consent shall be requested by Tenant not less than 30 days before commencement of work and shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, provided that Landlord receives 10 business days’ prior notice, Landlord’s prior consent shall not be required for any Alteration that (i) is reasonably estimated to cost less than $50,000.00; (ii) is not visible from outside the Premises; and (iii) does not affect any system or structural component of the Building. For any Alteration, (a) Tenant, before beginning work, shall deliver to Landlord, and obtain Landlord’s approval of, plans and specifications; (b) Landlord, in its discretion, may require Tenant to obtain security for performance satisfactory to Landlord (unless the project is reasonably estimated to cost less than $250,000.00); (c) Tenant shall deliver to Landlord “as built” drawings (in CAD format, if requested by Landlord), completion affidavits, full and final lien waivers, and all governmental approvals; and (d) Tenant shall pay Landlord upon demand (i) Landlord’s reasonable out-of-pocket expenses incurred in reviewing the work, and (ii) a coordination fee equal to 3% of the cost of the work; provided, however, that this clause (d) shall not apply to any Tenant Improvements.

7.3        Tenant Work.    Before beginning any repair or Alteration or any work affecting Lines (“Tenant Work”), other than any Tenant Work consisting of a repair that does not affect vertical Lines and is reasonably estimated to cost less than $50,000.00, Tenant shall deliver to Landlord, and obtain Landlord’s approval of, (a) names of contractors, subcontractors, mechanics, laborers and materialmen; (b) evidence of contractors’ and subcontractors’ insurance; and (c) any required governmental permits. Without limiting clause (c) of the preceding sentence, if any governmental permit is required for the performance of any Tenant Work, Tenant shall provide Landlord with a copy of such governmental permit within 30 days after beginning such Tenant Work. Tenant shall perform all Tenant Work (i) in a good and workmanlike manner using materials of a quality reasonably approved by Landlord; (ii) in compliance with any approved plans and specifications, all Laws, the National Electric Code, and Landlord’s reasonable construction rules and regulations; and (iii) in a manner that does not impair the Base Building. If, as a result of any Tenant Work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance. Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section 7.3. In performing any Tenant Work, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work, labor or services at the Project.

8        LANDLORD’S PROPERTY.    All Leasehold Improvements shall become Landlord’s property upon installation and without compensation to Tenant. Notwithstanding the foregoing, if any Tenant-Insured Improvements (other than any supplemental HVAC unit, which shall be governed by Section 25.5) are not, in Landlord’s reasonable judgment, Building-standard, then before the expiration or earlier termination hereof, Tenant shall, at Landlord’s election, either (a) at Tenant’s expense, and except as otherwise notified by Landlord, remove such Tenant-Insured Improvements (other than the Excluded Items (defined below)), repair any resulting damage to the Premises or Building, and restore the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Insured Improvements (or, at Landlord’s election, to a Building-standard tenant-improved configuration and condition as reasonably determined by Landlord, but only to the extent that the cost of such restoration does not exceed the reasonably estimated cost of restoring the affected portion of the Premises to its configuration and condition existing before the installation of such Tenant-Insured Improvements), or (b) pay Landlord an amount equal to the estimated cost of such work, as reasonably determined by Landlord. If Tenant fails to timely perform any work required under clause (a) of the preceding sentence, Landlord may perform such work at Tenant’s expense. If, when it requests Landlord’s approval of any Tenant Improvements or Alterations, Tenant specifically requests that Landlord identify any such Tenant Improvements or Alterations that, in Landlord’s judgment, are not Building-standard, Landlord shall do so when it provides such approval. As used herein, “Excluded Items” means the Tenant Improvements shown or described with reasonable specificity on the Approved Space Plan. Nothing herein shall be deemed to (a) transfer to Landlord ownership of any of Tenant’s trade fixtures, furniture, equipment or other personal property installed in the Premises (“Tenant’s Property”), or (b) prohibit Tenant from removing Tenant’s Property from the Premises, provided that Tenant, at its expense, repairs all damage caused by the installation or removal of such Tenant’s Property.

9        LIENS.    Tenant shall keep the Project free from any lien arising out of any work performed, material furnished or obligation incurred by or on behalf of Tenant. Tenant shall remove (by payment, bonding or otherwise) any such lien within 10 business days after notice from Landlord, and if Tenant fails to do so, Landlord, without limiting its remedies, may pay the amount necessary to cause such removal, whether or not such lien is valid. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant upon demand.

10	INDEMNIFICATION; INSURANCE.

10.1    Waiver and Indemnification.    Tenant waives all claims against Landlord, its Security Holders (defined in Section 17), Landlord’s managing agent(s), their (direct or indirect) owners, and the beneficiaries, trustees, officers, directors, employees and agents of each of the foregoing (including Landlord, the “Landlord Parties”) for (i) any damage to property (or resulting from the loss of use thereof), except to the extent such damage is caused by any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, or (ii) any failure to prevent or control any criminal or otherwise wrongful conduct by any third party or to apprehend any third party who has engaged in such conduct. Tenant shall indemnify, defend, protect, and hold the Landlord Parties harmless from any obligation, loss, claim, action, liability, penalty, damage, cost or expense (including reasonable attorneys’ and consultants’ fees and expenses) (each, a “Claim”) that is imposed or asserted by any third party and arises from (a) any cause in, on or about the Premises resulting from Tenant’s use of the Property, or (b) any negligence, willful misconduct or breach of this Lease of or by, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, licensees or invitees (each, an “Act of Tenant”), except to the extent such Claim arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party or any contractor of Landlord. Landlord shall indemnify, defend, protect, and hold Tenant, its (direct or indirect) owners, and their respective beneficiaries, trustees, officers, directors, employees and agents (including Tenant, the “Tenant Parties”) harmless from any Claim that is imposed or asserted by any third party and arises from any negligence, willful misconduct or breach of this Lease of or by any Landlord Party, except to the extent such Claim arises from any Act of Tenant.

10.2    Tenant’s Insurance.    Tenant shall maintain the following coverages in the following amounts:

10.2.1    Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations at the Property and contractual liabilities hereunder, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of $4,000,000 each occurrence and $5,000,000 annual aggregate.

10.2.2    Property Insurance covering (i) all office furniture, trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s tangible personal property located in or serving the Premises, and (ii) any Leasehold Improvements installed by or for the benefit of Tenant pursuant to this Lease (“Tenant-Insured Improvements”). Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption or extra expense coverage for a period of one year.

10.2.3    Workers’ Compensation statutory limits and Employers’ Liability limits of $1,000,000.

10.3    Form of Policies.    The minimum limits of insurance required to be carried by Tenant hereunder shall not limit Tenant’s liability under or in connection with this Lease. Such insurance shall be issued by an insurance company that has an A.M. Best rating of not less than A-VIII. Tenant’s Commercial General Liability Insurance shall (a) name the Landlord Parties and any Security Holder (defined in Section 17.1) (collectively, the “Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Commencement Date and at least 15 days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 25” (Certificate of Liability Insurance) and “ACORD 28” (Evidence of Commercial Property Insurance) or the equivalent. Attached to the ACORD 25 (or equivalent) there shall be an endorsement (or an excerpt from the policy) naming the Additional Insured Parties as additional insureds, and attached to the ACORD 28 (or equivalent) there shall be an endorsement (or an excerpt from the policy) designating Landlord as a loss payee with respect to Tenant’s Property Insurance on any Tenant-Insured Improvements, and each such endorsement (or policy excerpt) shall be binding on Tenant’s insurance company.

10.4    Subrogation.    Notwithstanding any contrary provision hereof (but subject any obligation of Tenant under Section 11 to assign or pay insurance proceeds or other amounts in order to fund restoration of Tenant-Insured Improvements), each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required hereunder had been carried, would have been) covered by the waiving party’s property insurance, without regard to any negligence of any party so released. For purposes of this Section 10.4 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.

10.5    [Intentionally Omitted.]

10.6    Landlord’s Insurance.    Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses: (a) Commercial General Liability insurance applicable to the Property, Building and Common Areas providing, on an occurrence basis, a minimum combined single limit of at least $4,000,000.00; (b) Special Cause of Loss Insurance on the Building (including all Leasehold Improvements other than Tenant-Insured Improvements) at its full replacement cost value as reasonably estimated by Landlord; (c) Worker’s Compensation insurance to the extent required by Law; and (d) Employers Liability Coverage to the extent required by Law.

11    CASUALTY DAMAGE.    With reasonable promptness after discovering any damage to the Premises (other than trade fixtures), or to any Common Area or Building system necessary for access to or tenantability of the Premises, resulting from any fire or other casualty (a “Casualty”), Landlord shall notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repair of such damage (the “Landlord Repairs”). If, according to such estimate, the Landlord Repairs cannot be substantially completed within 270 days after the date of the Casualty, either party may terminate this Lease upon 60 days’ notice to the other party delivered within 15 business days after Landlord’s delivery of such estimate. Within 90 days after discovering any damage to the Project resulting from any Casualty, Landlord may, whether or not the Premises are affected, terminate this Lease by notifying Tenant if (i) any Security Holder terminates any ground lease or requires that any insurance proceeds be used to pay any mortgage debt; (ii) the cost of the Landlord Repairs (other than with respect to Tenant-Insured Improvements) is not (and, if Landlord carried the insurance required under Section 10.6, would not be) fully covered by proceeds of Landlord’s insurance policies plus an amount equal to 2% of the full replacement cost of the Property; (iii) Landlord is not legally permitted to rebuild the Property in substantially the same configuration structurally and architecturally; or (iv) the damage occurs during the last 12 months of the Term and Landlord estimates that the Landlord Repairs cannot be substantially completed within the period of time beginning on the date of the Casualty and having a duration equal to 33% of the balance of the Term remaining on such date (provided, however, that Landlord may not terminate this Lease pursuant to this clause (iv) if (x) Tenant, within 10 business days after receiving Landlord’s termination notice, validly exercises an option to extend the Term through a date occurring more than 12 months after the date of the Casualty, and (y) by operation of such exercise, such extension is binding upon both parties without any further voluntary agreement by either party). If this Lease is not terminated pursuant to this Section 11, Landlord shall promptly and diligently perform the Landlord Repairs, subject to reasonable delays for insurance adjustment and other events of Force Majeure. The Landlord Repairs shall restore the Premises (other than trade fixtures) and any Common Area or Building system necessary for access to or tenantability of the Premises to substantially the same condition that existed when the Casualty occurred, except for (a) any modifications required by Law, and (b) any modifications to the Common Areas that are reasonably deemed desirable by Landlord, are consistent with the character of the Project, and do not materially increase Tenant’s obligations hereunder or materially reduce Tenant’s rights hereunder (whether by materially impairing access to or tenantability of the Premises, or otherwise). Notwithstanding Section 10.4, Tenant shall assign to Landlord (or its designee) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.2 with respect to any Tenant-Insured Improvements, and if the estimated or actual cost of restoring any Tenant-Insured Improvements exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, Tenant shall pay such excess to Landlord within 15 days after Landlord’s demand. No Casualty and no restoration performed as required hereunder shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder; provided, however, that if the Premises (other than trade fixtures) or any Common Area or Building system necessary for access to or tenantability of the Premises is damaged by a Casualty, then, during any time that, as a result of such damage, any portion of the Premises is inaccessible or untenantable and is not occupied by Tenant, Monthly Rent shall be abated in proportion to the rentable square footage of such portion of the Premises. If Landlord does not substantially complete the Landlord Repairs by the Outside Restoration Date (defined below), Tenant may terminate this Lease by notifying Landlord within 15 days after the Outside Restoration Date and before the substantial completion of the Landlord Repairs. As used herein, “Outside Restoration Date” means the date occurring 45 days after the later of (a) the expiration of the time set forth in Landlord’s estimate described in the first sentence of this Section 11, or (b) the date occurring 270 days after the date of the Casualty; provided, however, that the Outside Restoration Date shall be extended to the extent of (i) any delay caused by the insurance adjustment process; (ii) any other delay caused by events of Force Majeure (not to exceed 60 days), and (iii) any delay caused by Tenant or any party claiming by, through or under Tenant. Notwithstanding the foregoing, if Landlord reasonably determines that it will be unable to substantially complete the Landlord Repairs by the Outside Restoration Date, Landlord may cease its performance of the Landlord Repairs and provide Tenant with notice (the “Restoration Date Extension Notice”) stating such inability and identifying the date on which Landlord reasonably believes such substantial completion will occur, in which event Tenant may terminate this Lease by notifying Landlord within 10 business days after receiving the Restoration Date Extension Notice. If Tenant does not terminate this Lease within such 10-business-day period, the Outside Restoration Date shall be automatically amended to be the date identified in the Restoration Date Extension Notice. For purposes of this Section 11, (i) a portion of the Premises shall be deemed “tenantable” if and only if it can reasonably be used in a normal manner for the Permitted Use; and (ii) the Parking Facility shall be deemed necessary for access to the Premises. In addition, if Casualty damage to the Parking Facility renders unreserved parking spaces in the Parking Facility unusable by Tenant and, as a result, the remaining useable unreserved parking spaces in the Parking Facility and any reasonable replacement parking spaces provided by Landlord (for purposes of this Section 11, collectively, the “Continuing Unreserved Spaces”) are oversubscribed, then, for purposes of this Section 11, a percentage of the rentable square footage of the Premises shall be deemed to be rendered inaccessible by such Casualty damage, which percentage shall be deemed to be equal to a fraction, the numerator of which is the excess of the number of subscribed unreserved parking spaces over the number of Continuing Unreserved Spaces, and the denominator of which is the number of subscribed unreserved parking spaces.

12    NONWAIVER.    No provision hereof shall be deemed waived by either party unless it is waived by such party expressly and in writing, and no waiver of any breach of any provision hereof shall be deemed a waiver of any subsequent breach of such provision or any other provision hereof. Landlord’s acceptance of Rent shall not be deemed a waiver of any preceding breach of any provision hereof, other than Tenant’s failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of such acceptance. No acceptance of payment of an amount less than the Rent due hereunder shall be deemed a waiver of Landlord’s right to receive the full amount of Rent due, whether or not any endorsement or statement accompanying such payment purports to effect an accord and satisfaction. No receipt of monies by Landlord from Tenant after the giving of any notice, the commencement of any suit, the issuance of any final judgment, or the termination hereof shall affect such notice, suit or judgment, or reinstate or extend the Term or Tenant’s right of possession hereunder.

13    CONDEMNATION.    If any material part of the Building or Project is taken for any public or quasi-public use by power of eminent domain or by private purchase in lieu thereof (a “Taking”) for more than 180 consecutive days, Landlord may terminate this Lease. If more than 25% of the rentable square footage of the Premises is Taken, or access to the Premises is substantially impaired as a result of a Taking, for more than 180 consecutive days, Tenant may terminate this Lease. Any such termination shall be effective as of the date possession must be surrendered to the authority, and the terminating party shall provide termination notice to the other party within 45 days after receiving written notice of such surrender date. Except as provided above in this Section 13, neither party may terminate this Lease as a result of a Taking. Tenant shall not assert, and hereby assigns to Landlord, any claim it may have for compensation because of any Taking; provided, however, that Tenant, at its expense, may file a separate claim for (or, if such a separate claim is not available, participate in Landlord’s claim for) (a) any Taking of Tenant’s personal property or any fixtures that Tenant is entitled to remove upon the expiration hereof, (b) moving expenses, (c) any loss of Tenant’s good will (excluding any “bonus value” of this Lease), and (d) subject to Section 1 of Exhibit F, the unamortized portion of the lesser of (i) any amount paid by Tenant, without reimbursement by Landlord, for the construction of any then-existing Tenant-Insured Improvements that were taken in such Taking, or (ii) the amount obtained by multiplying (A) the value of such Tenant-Insured Improvements, as determined in accordance with applicable Law, by (B) a fraction, the numerator of which is such amount paid by Tenant, without reimbursement by Landlord, for the construction of such Tenant-Insured Improvements, and the denominator of which is the total cost of construction of such Tenant-Insured Improvements. For purposes of the preceding sentence, the amortization of any Tenant-Insured Improvements shall be computed over the period commencing upon the substantial completion of such Tenant-Insured Improvements and expiring at the end of the initial Term (or, if such Tenant-Insured Improvements are installed during an extension Term, at the end of such extension Term). If this Lease is terminated pursuant to this Section 13, all Rent shall be apportioned as of the date of such termination. If a Taking occurs and this Lease is not so terminated, Monthly Rent shall be abated for the period of such Taking in proportion to the percentage of the rentable square footage of the Premises, if any, that is subject to, or rendered inaccessible by, such Taking, and upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such adjustments. If a Taking of a portion of the Parking Facility renders unreserved parking spaces in the Parking Facility unusable by Tenant and, as a result, the remaining useable reserved parking spaces in the Parking Facility and any reasonable replacement parking spaces provided by Landlord (for purposes of this Section 13, collectively, the “Continuing Unreserved Spaces”) are oversubscribed, then (i) for purposes of this Section 13, a percentage of the rentable square footage of the Premises shall be deemed to be rendered inaccessible by such Taking, which percentage shall be deemed to be equal to a fraction, the numerator of which is the excess of the number of subscribed unreserved parking spaces over the number of Continuing Unreserved Spaces, and the denominator of which is the number of subscribed unreserved parking spaces; and (ii) if the Continuing Unreserved Spaces are oversubscribed by a number exceeding 20% of the number of unreserved parking spaces that Tenant is entitled to use hereunder, then, for purposes of this Section 13, such Taking shall be deemed to substantially impair access to the Premises. If only a part of the Premises or the Property is subject to a Taking and this Lease is not terminated, Landlord, at its expense (but only to the extent of proceeds received by Landlord for such restoration on account of such Taking), with reasonable diligence, shall restore the remaining portion of the Premises and Property as nearly as practicable to the configuration and condition existing immediately before the Taking.

14	ASSIGNMENT AND SUBLETTING.

14.1    Transfers.    Tenant shall not, without Landlord’s prior consent, assign, mortgage, pledge, hypothecate, encumber, permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, permit any assignment or other transfer hereof or any interest hereunder by operation of law, enter into any sublease or license agreement, otherwise permit the occupancy or use of any part of the Premises by any persons other than Tenant and its employees and contractors, or permit a Change of Control (defined in Section 14.6) to occur (each, a “Transfer”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall provide Landlord with (i) notice of the terms of the proposed Transfer, including its proposed effective date (the “Contemplated Effective Date”), a description of the portion of the Premises to be transferred (the “Contemplated Transfer Space”), a calculation of the Transfer Premium (defined in Section 14.3), and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer reasonably necessary for Landlord to evaluate the likely impact of the proposed Transfer upon this Lease and the Property, and (ii) current financial statements of the proposed transferee (or, in the case of a Change of Control, of the proposed new controlling party(ies)) certified by an officer or owner thereof and any other information reasonably required by Landlord in order to evaluate the proposed Transfer (collectively, the “Transfer Notice”). Within 15 business days after receiving the Transfer Notice, Landlord shall notify Tenant of (a) its consent to the proposed Transfer, (b) its refusal to consent to the proposed Transfer, or (c) its exercise of its rights under Section 14.4. Any Transfer that requires Landlord’s prior consent and is made without Landlord’s prior consent shall, at Landlord’s option, be void and shall, at Landlord’s option, constitute a Default. Tenant shall pay Landlord a fee of $1,500.00 for Landlord’s review of any proposed Transfer, whether or not Landlord consents to it.

14.2    Landlord’s Consent.    Subject to Section 14.4, Landlord shall not unreasonably withhold its consent to any proposed Transfer. Without limiting other reasonable grounds for withholding consent, it shall be deemed reasonable for Landlord to withhold its consent to a proposed Transfer if:

14.2.1    The proposed transferee is not a party of reasonable financial strength in light of the responsibilities to be undertaken in connection with the Transfer on the date the Transfer Notice is received; or

14.2.2    The proposed transferee has a character or reputation or is engaged in a business that is not consistent with the quality of the Building or the Project; or

14.2.3    The proposed transferee is a governmental entity or a nonprofit organization.

Notwithstanding any contrary provision hereof, (a) if Landlord consents to any Transfer pursuant to this Section 14.2 but Tenant does not enter into such Transfer within six (6) months thereafter, such consent shall no longer apply and such Transfer shall not be permitted unless Tenant again obtains Landlord’s consent thereto pursuant and subject to the terms of this Section 14; and (b) if Landlord unreasonably withholds its consent under this Section 14.2, Tenant waives any resulting right to terminate this Lease.

14.3    Transfer Premium.    Upon a Transfer (other than a Change of Control or a Permitted Transfer), Tenant shall pay Landlord an amount equal to 50% of any Transfer Premium (defined below). As used herein, “Transfer Premium” means (a) in the case of an assignment, any consideration (including payment for Leasehold Improvements) paid by the assignee for such assignment, less any reasonable and customary expenses directly incurred by Tenant on account of such assignment, including brokerage fees, legal fees, and Landlord’s review fee, and (b) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, the amount by which all rent and other consideration paid by the transferee to Tenant pursuant to such agreement (less all reasonable and customary expenses directly incurred by Tenant on account of such agreement, including brokerage fees, legal fees, construction costs and Landlord’s review fee) exceeds the Monthly Rent payable by Tenant hereunder with respect to the Contemplated Transfer Space. Payment of Landlord’s share of the Transfer Premium shall be made (x) in the case of an assignment, within 10 days after Tenant receives the consideration described above, and (y) in the case of a sublease, license or other occupancy agreement, for each month of the term of such agreement, within five (5) business days after Tenant receives the rent and other consideration described above.

14.4    Landlord’s Right to Recapture.    Notwithstanding any contrary provision hereof, except in the case of a Permitted Transfer (defined in Section 14.8), a Change of Control, a sublease (including any expansion rights) of less than 75% of the rentable square footage of the then existing Premises, or a sublease for less than 85% of the balance of the Term remaining on the Contemplated Effective Date (excluding any unexercised extension options), Landlord, by notifying Tenant within 15 business days after receiving the Transfer Notice, may terminate this Lease with respect to the Contemplated Transfer Space as of the Contemplated Effective Date. If the Contemplated Transfer Space is less than the entire Premises, then Base Rent, Tenant’s Share, and the number of parking spaces to which Tenant is entitled under Section 1.9 shall be deemed adjusted on the basis of the percentage of the rentable square footage of the portion of the Premises retained by Tenant. Upon request of either party, the parties shall execute a written agreement prepared by Landlord memorializing such termination.

14.5    Effect of Consent.    If Landlord consents to a Transfer, (i) such consent shall not be deemed a consent to any further Transfer, (ii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation effecting the Transfer, and (iii) Tenant shall deliver to Landlord, upon Landlord’s request, a complete statement, certified by an independent CPA or Tenant’s chief financial officer, setting forth in reasonable detail the computation of any Transfer Premium. In the case of an assignment, the assignee shall assume in writing, for Landlord’s benefit, all of Tenant’s obligations hereunder. No Transfer, with or without Landlord’s consent, shall relieve Tenant or any guarantor hereof from any liability hereunder. Notwithstanding any contrary provision hereof, Tenant, with or without Landlord’s consent, shall not enter into, or permit any party claiming by, through or under Tenant to enter into, any sublease, license or other occupancy agreement that provides for payment based in whole or in part on the net income or profit of the subtenant, licensee or other occupant thereunder.

14.6    Change of Control.    As used herein, “Change of Control” means (a) if Tenant is a closely held professional service firm, the withdrawal or change (whether voluntary, involuntary or by operation of law) of more than 50% of its equity owners within a 12-month period; and (b) in all other cases, any transaction(s) resulting in the acquisition of a Controlling Interest (defined below) in Tenant by one or more parties that neither owned, nor are Affiliates (defined below) of one or more parties that owned, a Controlling Interest in Tenant immediately before such transaction(s). As used herein, “Controlling Interest” means control over an entity, other than control arising from the ownership of voting securities listed on a recognized securities exchange owners. As used herein, “control” means the direct or indirect power to direct the ordinary management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. As used herein, “Affiliate” means, with respect to any party, a person or entity that controls, is under common control with, or is controlled by such party. (Landlord acknowledges that, by operation of the definitions of “Transfer,” “Change of Control” and “Controlling Interest,” no stock of Tenant listed on a recognized securities exchange shall be deemed a Controlling Interest, and, therefore, no issuance of Tenant’s stock in an offering or sale on a recognized securities exchange shall be deemed a Change of Control or a Transfer.)

14.7    Effect of Default.    If Tenant is in Default, Landlord is irrevocably authorized, on behalf of Tenant, to direct any transferee under any sublease, license or other occupancy agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations hereunder) until such Default is cured. Such transferee shall rely upon any representation by Landlord that Tenant is in Default, whether or not confirmed by Tenant.

14.8    Permitted Transfers.    Notwithstanding any contrary provision hereof, if Tenant is not in Default, Tenant may, without Landlord’s consent pursuant to Section 14.1, permit a Change of Control to occur or assign this Lease to (a) an Affiliate of Tenant (other than pursuant to a merger or consolidation), (b) a successor to Tenant by merger or consolidation, or (c) a purchaser of this Lease and all or substantially all of Tenant’s assets (a “Permitted Transfer”), provided that (i) within 10 business days after the Transfer, Tenant notifies Landlord of the Transfer and delivers to Landlord any documents or information reasonably requested by Landlord evidencing that the Transfer satisfies the requirements of this Section 14.8; (ii) in the case of an assignment pursuant to clause (a) or (c) above, the assignee executes and delivers to Landlord, within 10 business days after the assignment, a commercially reasonable instrument pursuant to which the assignee assumes, for Landlord’s benefit, all of Tenant’s obligations hereunder; (iii) in the case of an assignment pursuant to clause (b) above, (A) the successor entity has a net worth (as determined in accordance with GAAP, but excluding intellectual property and any other intangible assets (“Net Worth”)) immediately after the Transfer that is not less than Tenant’s Net Worth immediately before the Transfer, and (B) if Tenant is a closely held professional service firm, at least 50% of its equity owners existing 12 months before the Transfer are also equity owners of the successor entity; (iv) except in the case of a Change of Control, the transferee is qualified to conduct business in the State of California; (v) in the case of a Change of Control, (A) Tenant is not a closely held professional service firm, and (B) Tenant’s Net Worth immediately after the Change of Control is not less than its Net Worth immediately before the Change of Control; and (vi) the Transfer is made for a good faith operating business purpose and not in order to evade the requirements of this Section 14.

15    SURRENDER.    Upon the expiration or earlier termination hereof, and subject to Sections 8 and 11 and this Section 15, Tenant shall surrender possession of the Premises to Landlord in as good condition and repair as existed when Tenant took possession and as thereafter improved, except for reasonable wear and tear and repairs that are Landlord’s express responsibility hereunder. Before such expiration or termination, Tenant, without expense to Landlord, shall (a) remove from the Premises all debris and rubbish and all furniture, equipment, trade fixtures, Tenant Lines, free-standing cabinet work, movable partitions and other articles of personal property that are owned or placed in the Premises by Tenant or any party claiming by, through or under Tenant (except for any Lines not required to be removed under Section 23), and (b) repair all damage to the Premises and Building resulting from such removal. If Tenant fails to timely perform such removal and repair, Landlord may do so at Tenant’s expense (including storage costs). If Tenant fails to remove such property from the Premises, or from storage, within 30 days after notice from Landlord, Landlord, at its option and in accordance with applicable Law, may cause all or any part of such property to be deemed abandoned.

16    HOLDOVER.    If Tenant fails to surrender the Premises upon the expiration or earlier termination hereof, Tenant’s tenancy shall be subject to the terms and conditions hereof; provided, however, that such tenancy shall be a tenancy at sufferance only, for the entire Premises, and Tenant shall pay Monthly Rent (on a per-diem basis) at a rate equal to 150% of the Monthly Rent applicable during the last calendar month of the Term. Nothing in this Section 16 shall limit Landlord’s rights or remedies or be deemed a consent to any holdover. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.

17	SUBORDINATION; ESTOPPEL CERTIFICATES.

17.1    This Lease shall be subject and subordinate to all existing and future ground or underlying leases, mortgages, trust deeds and other encumbrances against the Building or Project, all renewals, extensions, modifications, consolidations and replacements thereof (each, a “Security Agreement”), and all advances made upon the security of such mortgages or trust deeds, unless in each case the holder of such Security Agreement (each, a “Security Holder”) requires in writing that this Lease be superior thereto. Upon any termination or foreclosure (or any delivery of a deed in lieu of foreclosure) of any Security Agreement, Tenant, upon request, shall attorn, without deduction or set-off, to the Security Holder or purchaser at foreclosure or any successor thereto and shall recognize such party as the lessor hereunder provided that such party agrees not to disturb Tenant’s occupancy so long as Tenant timely pays the Rent and otherwise performs its obligations hereunder. Within 10 business days after Landlord’s request, Tenant shall execute such further instruments as Landlord may reasonably deem necessary to evidence the subordination or superiority of this Lease to any Security Agreement. Tenant waives any right it may have under Law to terminate or otherwise adversely affect this Lease or Tenant’s obligations hereunder upon a foreclosure. Within 10 business days after Landlord’s request, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate in favor of such parties as Landlord may reasonably designate, including current and prospective Security Holders and prospective purchasers.

17.2    Notwithstanding Section 17.1, Tenant’s agreement to subordinate this Lease to a future Security Agreement shall not be effective unless Landlord has provided Tenant with a commercially reasonable non-disturbance agreement from the Security Holder.

17.3    The parties acknowledge that before entering into this Lease Landlord has provided to Tenant the standard form of SNDA used by Landlord’s existing Security Holder (“Existing Security Holder”). Promptly upon receiving Tenant’s written comments to such form of SNDA, Landlord shall forward the same to Existing Security Holder and provide Tenant with the contact information for Existing Security Holder’s attorney. Tenant shall promptly reimburse Landlord for (or, upon Landlord’s request, promptly pay directly to Existing Security Holder or its attorney, as the case may be) all attorney’s fees and costs (as distinguished from any fixed administrative or review fee payable to Existing Security Holder) that Landlord becomes required to pay to Existing Security Holder in connection with any negotiation, preparation, execution or delivery of such SNDA, but only to the extent that such fees and costs exceed $1,000.00.

18    ENTRY BY LANDLORD.  At all reasonable times and upon 48 hours’ notice to Tenant, or in an emergency, Landlord may enter the Premises to (i) inspect the Premises; (ii) show the Premises to prospective purchasers, current or prospective Security Holders or insurers, or, during the last nine (9) months of the Term (or while an uncured Default exists), prospective tenants; (iii) post notices of non-responsibility; (iv) perform maintenance, repairs or alterations, or (v) perform inspections pursuant to Section 26. At any time and without notice to Tenant (except as may be required by Law), Landlord may enter the Premises to perform required services. If reasonably necessary, Landlord may temporarily close any portion of the Premises to perform maintenance, repairs or alterations. In an emergency, Landlord may use any means it deems proper to open doors to and in the Premises. Except in an emergency, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises. Except in an emergency, Landlord shall comply with any reasonable security procedures of Tenant, such as procedures requiring provision of the name of any person entering the Premises, accompaniment by a Tenant employee, and/or the wearing of a badge, but excluding any background check. No entry into or closure of any portion of the Premises pursuant to this Section 18 shall render Landlord liable to Tenant, constitute a constructive eviction, or excuse Tenant from any obligation hereunder.

19    DEFAULTS; REMEDIES.

19.1    Events of Default.  The occurrence of any of the following shall constitute a “Default”:

19.1.1  Any failure by Tenant to pay any Rent when due unless such failure is cured within five (5) business days after notice from Landlord of such failure; or

19.1.2  Except where a specific time period is otherwise set forth for Tenant’s cure herein (in which event Tenant’s failure to cure within such time period shall be a Default), and except as otherwise provided in this Section 19.1, any breach by Tenant of any other provision hereof where such breach continues for 30 days after receipt of notice from Landlord of such failure; provided that if such breach cannot reasonably be cured within such 30-day period but can reasonably be cured through Tenant’s efforts, Tenant shall not be in Default as a result of such breach if Tenant diligently commences such cure within such period and thereafter diligently pursues such cure to completion; or

19.1.3  Abandonment of the Premises by Tenant, together with a manifestation by Tenant of intent not to pay Rent when due; or

19.1.4  Any breach by Tenant of Sections 17, 18, 25.3(c) or 25.3(d) where such breach continues for more than five (5) business days after notice from Landlord; or

19.1.5  [Intentionally Omitted].

If (a) Tenant, by repeating substantially the same act or omission, breaches a particular provision hereof (other than a provision requiring payment of Rent), and Landlord notifies Tenant of such breach, on three (3) separate occasions during any 12-month period; (b) such breaches are materially likely to annoy or otherwise harm any tenants, prospective tenants, occupants of adjacent property, or other third parties; and (c) such breaches are collectively material, then Tenant’s subsequent breach of such provision by commission of substantially the same act or omission shall be, at Landlord’s option, an incurable Default. To the extent the notices given hereunder satisfy the requirements of applicable Law (including California Code of Civil Procedure § 1162), Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

19.2  Remedies Upon Default. Upon any Default, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (which shall be cumulative and nonexclusive), the option to pursue any one or more of the following remedies (which shall be cumulative and nonexclusive) without any notice or demand:

19.2.1  Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, as permitted by Law, and without prejudice to any other remedy it may have for possession or arrearages in Rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a)    The worth at the time of award of the unpaid Rent which has been earned at the time of such termination; plus

(b)    The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations hereunder or which in the ordinary course of things would be likely to result therefrom; plus

(e)    At Landlord’s option, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 19.2.1(a) and (b), the “worth at the time of award” shall be computed by allowing interest at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord shall reasonably designate if such rate ceases to be published) plus two (2) percentage points, or (ii) the highest rate permitted by Law. As used in Section 19.2.1(c), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

19.2.2  Landlord shall have the remedy described in California Civil Code § 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies hereunder, including the right to recover all Rent as it becomes due.

19.2.3  Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, or any Law or other provision hereof), without prior demand or notice except as required by applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3  Efforts to Relet.  Unless Landlord provides Tenant with express notice to the contrary, no re-entry, repossession, repair, maintenance, change, alteration, addition, reletting, appointment of a receiver or other action or omission by Landlord shall (a) be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, or (b) operate to release Tenant from any of its obligations hereunder. Tenant waives, for Tenant and for all those claiming by, through or under Tenant, California Civil Code § 3275 and California Code of Civil Procedure §§ 1174(c) and 1179 and any existing or future rights to redeem or reinstate, by order or judgment of any court or by any legal process or writ, this Lease or Tenant’s right of occupancy of the Premises after any termination hereof.

19.4  Landlord Default.

19.4.1  Landlord shall not be in default hereunder unless it breaches a provision hereof and such breach continues for 30 days after notice from Tenant; provided that if such breach cannot reasonably be cured within such 30-day period but can reasonably be cured through Landlord’s efforts, Landlord shall not be in default as a result of such breach if Landlord diligently commences such cure within such period and thereafter diligently pursues such cure to completion. Upon any such default by Landlord, Tenant shall have all remedies available to it at law or in equity, except as otherwise provided herein.

19.4.2  If Landlord becomes in default hereunder (as provided in Section 19.4.1) as a result of a failure to perform any of its obligations under Sections 2.1.4, 5.2, 6.1, 6.2, 7.1 or 11 hereof or Section 3.3.2 of Exhibit B, and if such default materially impairs the conduct of Tenant’s business in the Premises, then Tenant may provide Landlord with a notice (in addition to the notice required under Section 19.4.1 in order for Landlord to become in default of such obligation) stating that if Landlord does not perform such obligation then Tenant will exercise its right to do so under this Section 19.4.2, and if Landlord does not begin performing such obligation within 10 business days after such notice and thereafter diligently pursue such performance until completion, Tenant may perform such obligation; provided, however, that if Tenant performs any such obligation of Landlord requiring the performance of repairs, demolition or construction, then (a) Tenant shall do so (i) in a good and workmanlike manner using materials of the same (or better) quality as those being repaired or replaced, (ii) in compliance with all Laws, and (iii) in a manner that does not impair the Base Building; (b) if, as a result of such work, Landlord becomes required under Law to perform any inspection, give any notice, or cause such Tenant Work to be performed in any particular manner, Tenant shall comply with such requirement and promptly provide Landlord with reasonable documentation of such compliance; (c) Tenant shall promptly provide Landlord with copies of any governmental permits required to perform the work; and (d) to the extent Landlord is responsible hereunder for the maintenance or repair of any item repaired or installed by Tenant, Tenant shall promptly make available to Landlord the benefit of any warranties received in connection therewith. If Tenant performs any such obligation of Landlord in accordance with this Section 19.4.2, then (a) Landlord shall reimburse Tenant, within 10 business days after receiving demand therefor and reasonable documentation thereof, the reasonable out-of-pocket costs incurred by Tenant in so performing such obligation; and (b) if Landlord fails to provide such reimbursement within such 10-business-day period, Tenant, after 30 days’ notice to Landlord, may withhold the amount Landlord failed to reimburse as required hereunder from the next due installment(s) of Rent until Tenant is fully reimbursed; provided, however, that Tenant may not make such deduction from Rent if, before Tenant makes such deduction, Landlord notifies Tenant that Landlord denies that Tenant is entitled to such reimbursement. If Landlord fails to provide such reimbursement when required pursuant to a Final Determination (defined below) in favor of Tenant, Tenant may deduct the amount of such reimbursement from the next due installment(s) of Rent until Tenant is fully reimbursed for such amount. As used herein, “Final Determination” means (a) any final, non-appealable order of a court of competent jurisdiction, or (b) any binding award granted in any arbitration proceeding in which Landlord and Tenant have agreed in writing to participate.

19.4.3  Before exercising any remedies for a default by Landlord, Tenant shall give notice and a reasonable time to cure to any Security Holder of which Tenant has been notified.

20    LANDLORD EXCULPATION.  Notwithstanding any contrary provision hereof, (a) the liability of the Landlord Parties to Tenant shall be limited to an amount equal to Landlord’s interest in the Property; (b) Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against any Landlord Party; and (c) no Landlord Party shall be liable for any loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or for any form of special or consequential damage. For purposes of this Section 20, “Landlord’s interest in the Property” shall include rents paid by tenants, insurance proceeds, condemnation proceeds, and proceeds from the sale or financing of the Property; provided, however, that nothing in this Section 20 shall be deemed to give Tenant any right that is not otherwise available at Law to recover any such amount from any Landlord Party (other than Landlord) or any other third party after it has been distributed or paid to such party.

21    SECURITY DEPOSIT.  Concurrently with its execution and delivery hereof, Tenant shall deposit with Landlord the Security Deposit, if any, as security for Tenant’s performance of its obligations hereunder. If Tenant breaches any provision hereof and either (i) such breach continues beyond any applicable notice and cure period, or (ii) this Lease expires or terminates, Landlord may, at its option, without notice to Tenant, apply all or part of the Security Deposit to cure such breach and compensate Landlord for any loss or damage caused by such breach. If Landlord so applies any portion of the Security Deposit, Tenant, within five (5) business days after demand therefor, shall restore the Security Deposit to its original amount. The Security Deposit is not an advance payment of Rent or measure of damages. Any unapplied portion of the Security Deposit shall be returned to Tenant within 30 days after the latest to occur of (a) the expiration of the Term, (b) Tenant’s surrender of the Premises as required hereunder, or (c) Landlord’s cure of any existing breach by Tenant of any provision hereof. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

22    [Intentionally Omitted.]

23    COMMUNICATIONS AND COMPUTER LINES.  All Lines installed by or for the benefit of Tenant pursuant to this Lease (“Tenant Lines”) shall be (a) installed in accordance with Section 7; and (b) clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, and the purpose of such Lines at their termination points. Landlord may designate specific contractors for work relating to vertical Lines. Sufficient spare cables and space for additional cables shall be maintained for other occupants, as reasonably determined by Landlord. Unless otherwise notified by Landlord, Tenant, at its expense and before the expiration or earlier termination hereof, shall remove all Lines and repair any resulting damage. As used herein, “Lines” means all communications or computer wires and cables serving the Premises, whenever and by whomever installed or paid for, including any such wires or cables installed pursuant to any prior lease. Notwithstanding any contrary provision hereof, Tenant shall not be required to remove any Lines, other than Tenant Lines, at the expiration or earlier termination hereof.

24    PARKING.  Tenant may park in the Building’s parking facilities (the “Parking Facility”), in common with other tenants of the Building, upon the following terms and conditions. Tenant shall not use more than the number of unreserved and/or reserved parking spaces set forth in Section 1.9. Landlord shall not oversubscribe the Parking Facility, but Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or any parking charges are imposed as a result of) any Law. Tenant shall comply with all reasonable, non-discriminatory rules and regulations established by Landlord from time to time for the orderly operation and use of the Parking Facility, including any sticker or other identification system and the prohibition of vehicle repair and maintenance activities in the Parking Facility. Landlord may, in its discretion, allocate and assign parking passes among Tenant and the other tenants in the Building. Tenant’s use of the Parking Facility shall be at Tenant’s sole risk, and Landlord shall have no liability for any personal injury or damage to or theft of any vehicles or other property occurring in the Parking Facility or otherwise in connection with any use of the Parking Facility by Tenant or its employees or invitees. Landlord may alter the size, configuration, design, layout or any other aspect of the Parking Facility, and, in connection therewith, temporarily deny or restrict access to the Parking Facility, in each case without abatement of Rent or liability to Tenant. Landlord may delegate its responsibilities hereunder to a parking operator, in which case (i) such parking operator shall have all the rights of control reserved herein by Landlord, (ii) Tenant shall enter into a parking agreement with such parking operator, and (iii) Landlord shall have no liability for claims arising through acts or omissions of such parking operator except to the extent caused by Landlord’s negligence, willful misconduct or breach of this Lease. Tenant’s parking rights under this Section 24 are solely for the benefit of Tenant’s employees and invitees and such rights may not be transferred without Landlord’s prior consent, except pursuant to a Transfer permitted under Section 14.

25    MISCELLANEOUS.

25.1    Notices.  No notice, demand, statement, designation, request, consent, approval, election or other communication given hereunder (“Notice”) shall be binding upon either party unless (a) it is in writing; (b) it is (i) sent by certified or registered mail, postage prepaid, return receipt requested, (ii) delivered by a nationally recognized courier service, or (iii) delivered personally; and (c) it is sent or delivered to the address set forth in Section 1.10 or 1.11, as applicable, or to such other place (other than a P.O. box) as the recipient may from time to time designate in a Notice to the other party. Any Notice shall be deemed received on the earlier of the date of actual delivery or the date on which delivery is refused, or, if Tenant is the recipient and has vacated its notice address without providing a new notice address, three (3) days after the date the Notice is deposited in the U.S. mail or with a courier service as described above.

25.2    Force Majeure.  If either party is prevented from performing any obligation hereunder by any strike, act of God, war, terrorist act, shortage of (despite reasonable efforts to obtain) labor or materials, governmental action, civil commotion or other cause beyond such party’s reasonable control (“Force Majeure”), such obligation shall be excused during (and any time period for the performance of such obligation shall be extended by) the period of such prevention; provided, however, that this Section 25.2 shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse (or extend any time period for the performance of) (i) any obligation to remit money or deliver credit enhancement, (ii) any obligation under Section 10 or 25.3, or (iii) any of Tenant’s obligations whose breach would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Project or result in any liability on the part of any Landlord Party.

25.3    Representations and Covenants.  Each party (“Representing Party”) represents, warrants and covenants to the other that (a) Representing Party is, and at all times during the Term will remain, duly organized, validly existing and in good standing under the Laws of the state of its formation and qualified to do business in the state of California; (b) neither Representing Party’s execution of nor its performance under this Lease will cause Representing Party to be in violation of any agreement or Law; (c) Representing Party (and, if Representing Party is Tenant, any guarantor hereof) has not, and at no time during the Term will have, (i) made a general assignment for the benefit of creditors, (ii) filed a voluntary petition in bankruptcy, (iii) suffered (A) the filing by creditors of an involuntary petition in bankruptcy that is not dismissed within 30 days, (B) the appointment of a receiver to take possession of all or substantially all of its assets, or (C) the attachment or other judicial seizure of all or substantially all of its assets, (iv) admitted in writing its inability to pay its debts as they come due, or (v) made an offer of settlement, extension or composition to its creditors generally; and (d) no party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by Representing Party (or if Representing Party is Tenant, by any guarantor hereof or any subtenant of Tenant) is, or at any time during the Term will be, (i) in violation of any Laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

25.4    Signs.  Landlord shall include Tenant’s name in any tenant directory located in the lobby on the first floor of the Building. If any part of the Premises is located on a multi-tenant floor, Landlord, at Tenant’s cost, shall provide identifying suite signage for Tenant comparable to that provided by Landlord on similar floors in the Building. Subject to Sections 4 and 5 of Exhibit F, Tenant may not install (a) any signs outside the Premises, or (b) without Landlord’s prior consent in its sole and absolute discretion, any signs, window coverings, blinds or similar items that are visible from outside the Premises.

25.5    Supplemental HVAC.  If any supplemental HVAC unit (a “Unit”) serves the Premises, then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as existed upon installation (or, if later, when Tenant took possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendations of such contractor; and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage (and if Tenant fails to timely perform such work, Landlord may do so at Tenant’s expense); (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8), and (ii) for purposes of Section 11, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition, without representation or warranty as to quality, condition, fitness for use or any other matter; (f) [Intentionally Omitted]; and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

25.6    Attorneys’ Fees.  In any action or proceeding between the parties, including any appellate or alternative dispute resolution proceeding, the prevailing party may recover from the other party all of its costs and expenses in connection therewith, including reasonable attorneys’ fees and costs. Each party shall pay all reasonable attorneys’ fees and other fees and costs that the other party incurs in enforcing this Lease or otherwise protecting its rights hereunder in any bankruptcy case, assignment for the benefit of creditors, or other insolvency, liquidation or reorganization proceeding involving such party or this Lease.

25.7    Brokers.  Tenant represents to Landlord that it has dealt only with Tenant’s Broker as its broker in connection with this Lease. Tenant shall indemnify, defend, and hold Landlord harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify, defend and hold Tenant harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Tenant acknowledges that any Affiliate of Landlord that is involved in the negotiation of this Lease is representing only Landlord, and that any assistance rendered by any agent or employee of such Affiliate in connection with this Lease or any subsequent amendment or other document related hereto has been or will be rendered as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

25.8    Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the Laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.

25.9    Waiver of Statutory Provisions.  Each party waives California Civil Code §§ 1932(2), 1933(4) and 1945. Tenant waives (a) any rights under (i) California Civil Code §§ 1932(1), 1941, 1942, 1950.7 or any similar Law, or (ii) California Code of Civil Procedure §§ 1263.260 or 1265.130; and (b) any right to terminate this Lease under California Civil Code § 1995.310.

25.10    Interpretation.  As used herein, the capitalized term “Section” refers to a section hereof unless otherwise specifically provided herein. As used in this Lease, the terms “herein,” “hereof,” “hereto” and “hereunder” refer to this Lease and the term “include” and its derivatives are not limiting. Any reference herein to “any part” or “any portion” of the Premises, the Property or any other property shall be construed to refer to all or any part of such property. Wherever this Lease prohibits either party from engaging in any particular conduct, this Lease shall be deemed also to require such party to cause each of its employees and agents (and, in the case of Tenant, each of its licensees, invitees and subtenants, and any other party claiming by, through or under Tenant) to refrain from engaging in such conduct. Wherever this Lease requires Landlord to provide a customary service or to act in a reasonable manner (whether in incurring an expense, establishing a rule or regulation, providing an approval or consent, or performing any other act), this Lease shall be deemed also to provide that whether such service is customary or such conduct is reasonable shall be determined by reference to the practices of owners of buildings (“Comparable Buildings”) that (i) are comparable to the Building in size, age, class, quality and location, and (ii) at Landlord’s option, have been, or are being prepared to be, certified under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar rating system. Each party waives the benefit of any rule that a written agreement shall be construed against the drafting party. If any provision of this Lease requires an approval, consent, selection or judgment by either Landlord or Tenant, then, unless another standard (such as “good faith,” “sole and absolute discretion,” or a particular response time) is expressly set forth, such approval, consent, selection or judgment shall not be unreasonably withheld, conditioned or delayed.

25.11    Entire Agreement.  This Lease sets forth the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements (none of which shall be used to interpret this Lease). Tenant acknowledges that in entering into this Lease it has not relied upon any representation, warranty or statement, whether oral or written, not expressly set forth herein. This Lease can be modified only by a written agreement signed by both parties.

25.12    Other.  Landlord, at its option, may cure any Default, without waiving any right or remedy or releasing Tenant from any obligation, in which event Tenant shall pay Landlord, upon demand, the reasonable cost of such cure. If any provision hereof is void or unenforceable, no other provision shall be affected. Submission of this instrument for examination or signature by Tenant does not constitute an option or offer to lease, and this instrument is not binding until it has been executed and delivered by both parties. If Tenant is comprised of two or more parties, their obligations shall be joint and several. Time is of the essence with respect to the performance of every provision hereof in which time of performance is a factor. So long as no Default exists, Tenant shall have peaceful and quiet possession of the Premises against any party claiming by, through or under Landlord, subject to the terms hereof. Landlord may transfer its interest herein, in which event (a) to the extent that the transferee has agreed in writing to assume Landlord’s obligations arising hereunder after the date of such transfer (including the return of any Security Deposit), (i) Landlord shall be released from such obligations, and (ii) Tenant shall look solely to the transferee for the performance of such obligations, and (b) Tenant shall attorn to the transferee. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or Security Holder under California Public Resources Code § 25402.10 or any similar Law. Landlord reserves all rights not expressly granted to Tenant hereunder, including the right to make alterations to the Project provided that such alterations do not materially increase Tenant’s obligations hereunder or materially reduce Tenant’s rights hereunder (whether by materially preventing Tenant from exercising its rights under Section 24 or otherwise accessing the Premises, or otherwise). No rights to any view or to light or air over any property are granted to Tenant hereunder. The expiration or earlier termination hereof shall not relieve either party of any obligation that accrued before, or continues to accrue after, such expiration or termination. This Lease may be executed in counterparts.

26     HAZARDOUS MATERIALS AND MOLD.

26.1    Hazardous Materials.

26.1.1    Definitions.  As used herein, the following terms shall have the following meanings:

(a)    “Hazardous Materials”  means any material now or hereafter defined or regulated by any Law or governmental authority as radioactive, toxic, hazardous, or waste, or a chemical known to the state of California to cause cancer or reproductive toxicity, including (1) petroleum and any of its constituents or byproducts, (2) radioactive materials, (3) asbestos in any form or condition, and (4)

materials regulated by any of the following, as amended from time to time, and any rules promulgated thereunder: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§2601, et seq.; the Clean Water Act, 33 U.S.C. §§1251 et seq.; the Clean Air Act, 42 U.S.C. §§7401 et seq.; The California Health and Safety Code; The California Water Code; The California Labor Code; The California Public Resources Code; and The California Fish and Game Code.)

(b)    Tenant shall be deemed to “Use” a quantity of Hazardous Material if Tenant, any of its (direct or indirect) owners, any of their respective beneficiaries, trustees, officers, directors, employees or agents (including Tenant, each, a “Tenant Party”) or any contractor of Tenant brings upon, produces, treats, stores, handles, discharges, disposes of, or otherwise uses such quantity of such Hazardous Material in or about the Premises or Project.

(c)    “Disclosure Certificate” means a Hazardous Materials Disclosure Certificate substantially in the format of Exhibit H.

26.1.2    Use of Hazardous Materials.  Tenant shall not Use any quantity of any Hazardous Material (other than quantities and types of office and janitorial supplies typically associated with general office use) unless (a) such Use is described in the most recent Disclosure Certificate provided by Tenant to Landlord, and (b) Landlord has approved such Use (which approval may be withheld or conditioned in Landlord’s sole and absolute discretion unless such Use complies with applicable Laws and, when combined with all other Uses of Hazardous Materials permitted hereunder, does not, in Landlord’s reasonable judgment, result in a total and material hazard to the Premises, the Project, or persons located thereon that materially exceeds the hazard posed by the Use of the Hazardous Materials described in the initial Disclosure Certificate attached as Exhibit H, in which case such approval shall not be unreasonably withheld or conditioned). Landlord shall provide Tenant with notice approving or disapproving of any proposed Use of any quantity of any Hazardous Material within 10 business days after receiving a Disclosure Certificate describing such proposed Use (provided that Tenant does not submit a new Disclosure Certificate to Landlord more frequently than twice per calendar year). If the Disclosure Certificate attached as Exhibit H (which is hereby provided by Tenant to Landlord) describes one or more specific Use(s) of one or more specific quantities of one or more specific Hazardous Materials, Landlord hereby approves such Use(s) for purposes of this Section 26.1.2.

26.1.3    Compliance with Law; Indemnification.  Without limiting its obligations, Tenant, at its expense, shall (a) cause any Use of Hazardous Materials by Tenant to comply with Law, including by obtaining and complying with all governmental permits necessary for such compliance; and (b) indemnify, defend and hold the Landlord Parties harmless from and against any Claim that is imposed or asserted by any third party and arises from any such Use in violation of Law or otherwise in breach of this Lease.

26.1.4    Inspection.  Subject to Section 18, Landlord, at its option, may, at any time (but not more than once in any calendar year unless Landlord has Reasonable Cause (defined below)), after reasonable notice to Tenant, enter the Premises and perform such inspections, tests and investigations as may be reasonably necessary to determine whether Tenant is in compliance with the provisions of this Section 26.1 (a “Compliance Inspection”). For purposes hereof, Landlord shall be deemed to have “Reasonable Cause” for a Compliance Inspection if and only if (x) Landlord has reasonable cause to believe that Tenant has breached any provision of this Section 26.1, or (y) such Compliance Inspection is required by any Security Holder or governmental agency. The reasonable cost of any Compliance Inspection permitted under this Section 26.1.4 shall be reimbursed by Tenant to Landlord promptly upon demand, but only if such Compliance Inspection reveals material noncompliance by Tenant with the requirements of this Section 26.1.

26.1.5    Landlord Notification.  Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials submitted or received by or on behalf of Tenant relating to any actual or potential release, discharge, spill, investigation, compliance, cleanup or abatement of Hazardous Materials at or about the Premises (or, if such event results from the act of a Tenant Party, at or about the Project) or any actual or potential cause of action, claim or legal proceeding relating thereto. Tenant shall use commercially reasonable efforts, within 24 hours after acquiring actual knowledge of any unauthorized release, spill or discharge of Hazardous Materials in, on, or about the Premises (or, if such event results from the act of a Tenant Party, in, on or about the Project), to provide notice to Landlord fully describing such event. Without limiting the foregoing, Tenant, within twenty-four (24) hours of receiving any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant’s actual or alleged failure to comply with any Law or permit relating to Hazardous Materials, shall provide notice to Landlord of the same.

26.1.6    Remedial Work.  If any investigation or monitoring of site conditions or any cleanup, containment, restoration, removal or remediation of Hazardous Materials at or about the Premises or Project (collectively, “Remedial Work”) is Required by Law (defined below) as a result of any Use of

Hazardous Materials by any Tenant Party or any contractor of Tenant, then Tenant, at Landlord’s option, shall either perform such Remedial Work at Tenant’s cost or pay Landlord, within thirty (30) days after demand, the reasonable cost of performing such Remedial Work. All Remedial Work performed by Tenant shall be performed in compliance with applicable Laws, by contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), under the supervision of a consulting engineer approved by Landlord, and otherwise in accordance with Section 7.3. Tenant shall reimburse Landlord, within thirty (30) days after demand, Landlord’s reasonable out-of-pocket attorneys’ and experts’ fees and costs incurred in connection with monitoring or reviewing any Remedial Work. For purposes of this Section 26, a given type, manner or degree of investigation, monitoring, clean-up, containment, restoration, removal or remediation of Hazardous Materials at or about the Premises or the Project shall be deemed “Required by Law” if such type, manner or degree of such work is required by Law for any commercial use of the Premises or the Project that is otherwise permitted by Law.

26.2    Mold.  Because mold spores are present essentially everywhere and mold can grow in almost any moist location, Tenant acknowledges the necessity of adopting and enforcing reasonable housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Without limiting its obligations, Tenant, at its expense, shall keep and maintain the Premises in good order and condition in accordance with the Mold Prevention Practices and acknowledges that the control of moisture, and prevention of mold within the Premises, are integral to its obligations under this Lease. Without limiting the foregoing, Tenant, at its expense, shall promptly notify Landlord if it observes, suspects or has reason to believe that any of the following exists or has occurred at the Premises: (a) mold or any other condition that reasonably can be expected to cause or result from mold or fungus, including observed or suspected instances of water damage, condensation, seepage, leaks or any other water penetration (from any source, internal or external), mold growth or mildew, in each case to a material extent (each, a “Mold Condition”), or (b) repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (each, a “Mold Event”). If Landlord has reason to suspect that any Mold Condition exists or any Mold Event has occurred at the Premises, Landlord, subject to Section 18, may perform an inspection to determine whether such suspicion is correct.

26.3    Surrender.  At the expiration or earlier termination hereof, Tenant, without limiting its obligations, shall surrender the Premises to Landlord free of (a) any Hazardous Materials placed in, about or near the Premises by any Tenant Party or any contractor of Tenant, to the extent Required By Law, and (b) any Mold Condition to the extent caused or exacerbated by any negligence, willful misconduct, or breach of this Lease of or by any Tenant Party or any contractor of Tenant.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

CA-THE CONCOURSE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C.,
a Delaware limited liability company, its general partner

By:	/s/ John C. Moe
Name:	John C. Moe
Title:	Market Managing Director

TENANT:

INVENSENSE, INC., a Delaware corporation

By:	/s/ Alan F. Krock
Name:	Alan F. Krock
Title:	VP, CFO